SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014 PROXY STATEMENT

Annual Meeting of Shareholders

Indianapolis, IN

May 14, 2014

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With nearly 68 million people served by our affiliated companies including nearly 36 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup and CareMore subsidiaries. To find out more about us, go to wellpoint.com.

April 1, 2014

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2014 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at the Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana, at 8:00 a.m., Eastern Daylight Time, on Wednesday, May 14, 2014. At the meeting, we will be voting on the matters described in this proxy statement.

This year’s proxy statement includes many enhancements in how we explain and present information about our Board of Directors, our strong corporate governance practices, and our executive compensation decisions that reflect our pay-for-performance philosophy. These changes reflect our ongoing commitment to simplify and improve our description of matters related to the Annual Meeting and to present the information to you in a format that is easy to follow.

We are providing access to our proxy materials over the Internet at www.envisionreports.com/wlp. On or about April 1, 2014, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to the majority of our shareholders of record, and on or about the same date we will mail to our other shareholders who have requested it a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the website listed above.

If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the meeting may vote in person, even if he or she has voted through the Internet, by telephone or by mail, provided that if your shares are registered in the name of a bank or your broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and bring it with you to the Annual Meeting.

Any shareholder planning to attend the Annual Meeting must comply with the requirements for admission set forth in the accompanying proxy statement under “Annual Meeting Admission” on page 3.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

Joseph R. Swedish

Chief Executive Officer

George A. Schaefer, Jr.

Chair of the Board

Notice of Annual Meeting of Shareholders of WellPoint, Inc.

The Annual Meeting of Shareholders of WellPoint, Inc. will be held on Wednesday, May 14, 2014 at 8:00 a.m., Eastern Daylight Time at the Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana 46204:

(1)	To elect the four members of the Board of Directors identified in the accompanying proxy statement for three-year terms.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

(3)	To hold an advisory vote to approve the compensation of our named executive officers.

(4)	If properly presented at the meeting, to vote on one shareholder proposal set forth in the accompanying proxy statement.

(5)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

You can vote if you are a shareholder of record on March 14, 2014.

Our 2013 Annual Report on Form 10-K, which is our Annual Report to Shareholders, is being made available with the accompanying proxy statement.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares through the Internet or by telephone, as we describe in the accompanying materials. As an alternative, if you received a printed copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement. Voting through the Internet, by telephone or by mail will not limit your right to vote in person or to attend the annual meeting.

By Order of the Board of Directors

Kathleen S. Kiefer Corporate Secretary	Scan this QR code to vote with your smartphone

You can vote in one of four ways:

Visit the website listed on your notice of meeting or proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

If you received a printed copy of the proxy materials, sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

2014 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2013 Annual Report on Form 10-K.

Annual Meeting of Shareholders

Wednesday, May 14, 2014 at 8:00 a.m., EDT	Record Date: March 14, 2014

Indiana History Center

450 West Ohio Street, Indianapolis, Indiana 46202

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of the following persons as directors:	FOR EACH NOMINEE
¡ R. Kerry Clark
¡ Robert L. Dixon, Jr.
¡ Lewis Hay, III
¡ William J. Ryan
Ratification of Ernst & Young LLP as Auditors for 2014	FOR
Advisory vote to approve the compensation of our Named Executive Officers	FOR
Shareholder proposal to request the Board of Directors to amend the By-Laws to prohibit political contributions	AGAINST

Business Highlights

•

Our 2013 net income increased to $8.20 per share from $8.18 per share in 2012. Adjusted net income per share grew by 12.7% to $8.52 in 2013 from $7.56 per share in 2012 (refer to the GAAP Reconciliation table on page A-1).

•	Operating cash flow was approximately $3.1 billion or 1.2 times net income.
•	Total operating revenue in 2013 increased 16% to approximately $70.2 billion from $60.5 billion in 2012.
•	Medical enrollment totaled approximately 35.7 million members at December 31, 2013.
•

Beginning in the first quarter of 2013, the Board of Directors increased the quarterly cash dividend on our common stock to $0.375 per share from $0.2875 per share in 2012. For the full year 2013, cash dividend payments totaled $448 million. In January 2014, the Board increased the dividend by 16.7% to $0.4375 per share for the first quarter of 2014.

•

We repurchased 20.7 million shares of our common stock in 2013 at a total cost of approximately $1.6 billion, and our closing stock price increased by 51.7% from $60.92 on December 31, 2012 to $92.39 on December 31, 2013.

•

We successfully integrated AMERIGROUP Corporation (Amerigroup) businesses and associates into our Company. By leveraging our combined clinical capabilities, resources and expertise, we enhanced our competitive position in the Medicaid and Dual Eligible markets and helped to create more value for state governments and their program beneficiaries.

•	We expect that several contract wins in our Medicaid and Commercial businesses will drive growth of well over one million new members in 2014.
•	On October 1, 2013, we launched over 1,000 new products across 14 states in support of the health insurance marketplaces created under the provisions of the Patient Protection and Affordable Care Act.

Leadership Highlights

•

2013 was a year of transition for our executive management team and our Board. Mr. Joseph R. Swedish was selected by the Board as the new CEO, effective March 25, 2013. Mr. Swedish was also appointed to the Board of Directors and was elected by our shareholders for a full three-year term at the Annual Meeting in 2013.

•	Lewis Hay, III was appointed to the Board of Directors effective July 1, 2013 and is a nominee for election by our shareholders at this Annual Meeting.

2014 Proxy Statement Summary (continued)

•

John H. Short was appointed to the Board of Directors effective September 18, 2013 for a term to expire at the annual meeting in 2015. Elizabeth E. Tallett was appointed to the Board of Directors effective October 1, 2013 for a term to expire at the annual meeting in 2016.

•	Former directors Dr. Lenox D. Baker, Jr., Susan B. Bayh, and Sheila P. Burke resigned from the Board of Directors in May 2013 for personal reasons.

Compensation Highlights

•

Our strong financial performance is reflected in the compensation that our Named Executive Officers (NEOs) earned in 2013, as described in our Compensation Discussion and Analysis and as reflected in the Summary Compensation Table in this proxy statement.

•

To align NEO interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (AIP) and equity grant programs under our Incentive Compensation Plan (“Long Term Incentive Plan”).

Primary Components of Target Compensation

(1)	Mr Swedish’s benefits exclude his one-time make-whole sign-on payments, legal fee reimbursements and relocation benefits.
(2)	Annual and Long Term Incentive Plan percentages are based on achievement of targeted performance.
(3)	Long Term Incentive Plan for Other NEOs excludes Special Long Term Grants.

Corporate Governance

Our corporate governance policies reflect best practices:

•	Majority voting for uncontested director elections.
•	Nine of our ten current directors are independent and only independent directors serve on the Audit, Compensation and Governance Committees.
•	Executive sessions of the independent directors are held at each in-person board meeting.
•	Short sales, hedging transactions and pledging of Company stock are prohibited for all directors, officers and associates.
•	Significant stock ownership requirements are in place for directors and executive officers.
•	Our Clawback Policy applies to executive officers’ incentive compensation in the event of a restatement of our financial statements due to misconduct.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to WellPoint’s long-term success. For this reason, we spend significant time meeting with our shareholders, listening to their concerns and responding to their feedback. Our management team regularly offers shareholders the opportunity to discuss the Company’s quarterly results and other topics of interest to shareholders. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively discussing our business and strategy.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2013 with over 96% of votes cast in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

Table of Contents (continued)

Proxy Statement

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

Annual Meeting of Shareholders

May  14, 2014

Purpose

This proxy statement is being made available to shareholders on or about April 1, 2014 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Wednesday, May 14, 2014, at the Indiana History Center, at 450 West Ohio Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the Securities and Exchange Commission (the “SEC”) to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2013 Annual Report on Form 10-K as well as how to submit your proxy through the Internet. On or about April 1, 2014, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested it.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 1, 2014, at www.envisionreports.com/wlp. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the United States, Canada or Puerto Rico or at 781-575-2300 from outside the United States, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/wlp; or (c) e-mail at investorvote@computershare.com.

Record Date, Quorum and Vote Required

Record Date — At the close of business on March 14, 2014, the record date for the annual meeting, there were 281,632,047 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum — In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required — You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present, but will have no effect in the outcome of any proposal.

Each proposal at the annual meeting will be approved only if the proposal receives more votes “for” than “against.” If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on these proposals.

WellPoint, Inc. 2014 Proxy Statement  |  1

Proxy Statement (continued)

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder — If you participate in the WellPoint 401(k) Retirement Savings Plan (the “401(k) Plan”) and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 12, 2014 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 12, 2014 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the E-Proxy Notice.

Through the Internet — You may vote through the Internet by going to www.envisionreports.com/wlp and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 13, 2014. If you vote through the Internet, you do not need to return a proxy card.

By Telephone — You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 13, 2014. If you vote by telephone, you do not need to return a proxy card.

By Mail — If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy

2  |  WellPoint, Inc. 2014 Proxy Statement

Proxy Statement (continued)

Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted:

•	FOR the election of each of our nominee directors,
•	FOR the ratification of the appointment of the independent registered public accounting firm for 2014,
•	FOR the approval of the compensation of our Named Executive Officers, and
•	AGAINST the shareholder proposal.

Changing Your Vote — You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Inspector of Elections — Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes — The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or telephone (800) 985-0999.

Additional Information

Our Board of Directors (the “Board”) has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholders may receive, without charge, a copy of our 2013 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2013 Annual Report on Form 10-K to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Our 2013 Annual Report on Form 10-K is also available on our website under “Investors — Financial Information — SEC Filings” at www.wellpoint.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the

WellPoint, Inc. 2014 Proxy Statement  |  3

Proxy Statement (continued)

record date of March 14, 2014, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of WellPoint stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after May 5, 2014 may not be able to be processed in time to allow you to receive your admission ticket before the meeting date so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $7,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposal for Inclusion in Our Proxy Materials — In order to submit a shareholder proposal for inclusion in our proxy statement for the 2015 annual meeting of shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, not later than December 2, 2014. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Other Shareholder Proposals and Nominations — Our By-Laws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2015 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our By-Laws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2015 annual meeting of shareholders, such notice must be delivered no earlier than January 14, 2015 and no later than February 13, 2015. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of By-Law Provisions — The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.5 and Section 1.6 of our By-Laws. Our By-Laws are available on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

4  |  WellPoint, Inc. 2014 Proxy Statement

Proxy Statement (continued)

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may incorporate future filings (including this proxy statement, in whole or in part), the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference in any such filings.

The information on our website, www.wellpoint.com, is not, and should not be deemed to be, a part of this proxy statement.

WellPoint, Inc. 2014 Proxy Statement  |  5

Governance of the Company

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place.

Board Leadership Structure

The Board believes that it should have the flexibility to establish a leadership structure that works best for the Company at a particular time, and reviews that structure from time to time. Historically, the positions of our Chair of the Board and CEO have, at different times, been separately held by two people or combined and held by the same person. Currently, the roles of Chair and CEO are separate and the positions will remain separate for at least the next year, subject to extraordinary circumstances. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company, taking into account the experience and expertise of the CEO, the skills, experience and expertise of the directors and the Company’s circumstances and needs at that time.

The current independent Chair of the Board is George A. Schaefer, Jr., and he has served in that role since May 2013. Our CEO is Joseph R. Swedish, who was also appointed by the Board to be a director, effective March 25, 2013, and was elected by our shareholders at the 2013 annual meeting for a term to expire at the 2016 annual meeting. Given that Mr. Swedish joined the Company just over a year ago, the Board believes that the current leadership structure allows Mr. Swedish to concentrate on overseeing the management of our business, while Mr. Schaefer oversees the functioning of the Board and our corporate governance.

If the position of Chair and CEO are filled by the same person or if the Chair is not an independent director, the independent directors will elect a Lead Director, as required by our Corporate Governance Guidelines. The Lead Director presides at meetings of the Board and shareholders in the Chair’s absence, presides at all meetings of the independent directors (which are scheduled at each in-person Board meeting), serves as a liaison between the Chair and the independent directors, approves information sent to the Board, approves Board schedules and meeting agendas, has the authority to call additional meetings of the Board and the independent directors and is available for consultation and direct communication, if requested, with major shareholders. The Board of Directors also recognizes the important leadership roles played by the chairpersons of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Board Role in Risk Oversight

Our Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to the Board committees the responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See also “Executive Compensation — Assessment of Compensation-Related Risks” in this proxy statement for a description of the Compensation Committee’s role in overseeing compensation-related risks. A description of the enterprise risks facing us is included in Item I, Part IA “Risk Factors” in our 2013 Annual Report on Form 10-K.

In addition to its oversight of certain risks as delegated by the Board of Directors, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;
•	Review and discuss our enterprise risk management framework, processes and governance structure;
•

Review and discuss our major financial risk exposures, and any other categories of risk delegated by the Board to the Audit Committee from time to time, and the steps management has taken to assess, monitor and manage such exposures; and

•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

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Governance of the Company (continued)

We have formed an Enterprise Risk Council and a Strategic Risk Forum to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team and the Chief Risk Officer. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;
•	Continually evaluate and bring forward emerging risk insight;
•	Review and approve risk tolerance levels (subject to Board review and approval where appropriate);
•	Act on risk tolerance breaches;
•	Engage with the head of internal audit to ensure appropriate two-way communication regarding our enterprise risks;
•	Review the Master Audit Plan to ensure there is appropriate coverage of the highest risk areas;
•	Review and approve the evaluation and prioritization of enterprise risks;
•	Review and approve enterprise action plans against risks; and
•	Review, approve and support resource requirements (subject to Board review where appropriate).

The Strategic Risk Forum is comprised of executives from across the Company who are directly accountable for their areas of responsibility and supports the Enterprise Risk Council. Each member of the Strategic Risk Forum is responsible for the following:

•	Evaluate and recommend levels of risk tolerance;
•	Identify, assess and categorize existing and emerging risks; and
•

Evaluate risks by estimating and conducting risk assessments, including analyzing and understanding root causes of risks, developing management’s action plan, and proposing accountabilities to the Chief Risk Officer.

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council and Strategic Risk Forum to the Board of Directors and the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

Over the past several years, we have enhanced our corporate governance practices in a number of meaningful ways, and we continually seek best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•

We review annually our corporate governance documents, including our Articles of Incorporation, By-Laws, Corporate Governance Guidelines and committee charters, for compliance with their terms and for enhancements to improve corporate governance;

•	We have adopted majority voting for the election of directors in uncontested elections;
•	We have eliminated all supermajority voting requirements in our Articles of Incorporation and have opted out of the Indiana Control Share Acquisitions Statute;
•	Nine of our ten current directors are “independent” under all applicable standards;
•	Only independent directors serve on the Audit, Compensation and Governance Committees;
•	Non-employee directors meet in executive session without management present at every in-person Board meeting;
•

When the positions of the Chair of the Board and CEO are held by the same person, or if the Chair of the Board is not an independent director, a Lead Director presides at the executive sessions of independent directors and performs various other duties; the Lead Director position, if any, is elected annually by the independent directors;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;
•	The Board, and each committee of the Board, has the authority to engage consultants and advisors at our expense;
•	The Board and each standing committee annually conduct evaluations of their performance and director peer evaluations are conducted periodically;
•	The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation;

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Governance of the Company (continued)

•	We have a recoupment policy to recover incentive compensation payments from our executive officers in the event of a restatement of our financial statements due to misconduct;
•

We do not provide tax gross-ups on payments made in connection with a change in control or on perquisites, subject only to honoring contractual requirements when assuming agreements upon a merger or other business combination;

•	We prohibit short sales, hedging transactions and pledges of Company stock by our executive officers, associates and the Board;
•	The Board and our executive officers and associates are governed by our Standards of Ethical Business Conduct; and
•	We have significant stock ownership guidelines that align our executives’ interests with those of shareholders.

Current versions of our Articles of Incorporation, By-Laws, Corporate Governance Guidelines, Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

We will continue to assess and refine our corporate governance practices and share them with you.

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Board and Committee Membership

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director or director nominee has a material relationship with us. These standards are available on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Our Board has determined that all of our directors and director nominees, other than Mr. Swedish, meet these standards, have no material relationship with us and are “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards and the SEC’s rules.

Meetings and Committees of the Board

During 2013, the Board held fifteen meetings. The non-employee directors were given the opportunity to meet in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are four standing committees of the Board and the Board also had a Strategic Innovation Committee, which was eliminated in October 2013. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of March 1, 2014.

Directors	Executive Committee	Audit Committee	Compensation Committee	Governance Committee
Robert L. Dixon, Jr.			X	X
Lewis Hay, III		X	X
Julie A. Hill		X		X
Warren Y. Jobe	X	Chair
Ramiro G. Peru	X	X	Chair
William J. Ryan	X		X	Chair
George A. Schaefer, Jr.*	Chair		X	X
John H. Short		X	X
Joseph R. Swedish	X
Elizabeth E. Tallett		X		X

*	Chair of the Board

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

The Audit Committee

The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee also evaluates and selects the lead engagement partner of the independent registered public accounting firm by discussing proposed partners with the independent public accounting firm and management, reviewing resumes of proposed partners, interviewing and then approving a partner.

The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from the Chief Compliance Officer

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Board and Committee Membership (continued)

regarding our compliance program activities. See “Audit Committee Matters — Audit Committee Report” and “Governance of the Company — Board Role in Risk Oversight.” The Audit Committee also is responsible for reviewing, at least annually, our political strategy, contributions and activities and overseeing compliance with our policies and procedures regarding political contributions and activities.

The Audit Committee met eight times during 2013. The Audit Committee met separately, generally at each in-person meeting, with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm during 2013. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are determined by the Compensation Committee in its sole discretion), including conducting an assessment of the risks related to our compensation policies and practices. See “Executive Compensation — Assessment of Compensation-Related Risks.” The Compensation Committee sets the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has directly engaged an outside compensation consultant to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The Compensation Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide executive compensation consulting services. Semler Brossy reports directly to the Compensation Committee, regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee has assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee.

The Compensation Committee met ten times during 2013. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Compensation Advisory Partners, LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2013, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. The CAP consultants do not provide any other services to us. The Governance Committee has assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Governance Committee.

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Board and Committee Membership (continued)

The Governance Committee met seven times during 2013. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations

The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our By-Laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills and qualifications of Board members, and compares them with those skills and qualifications that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the skills and qualifications described below continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee, assisted by outside consultants, will look for candidates who possess qualifications that meet our strategic needs and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company.

In general, all directors must exhibit integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards. The candidates should be committed to enhancing shareholder value, should have sufficient time and energy to diligently perform their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. The candidates should also have the manifest ability to work in a collegial and constructive manner with the other members of the Board. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, race, age and geographic location. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has two female directors, one African-American director and one Hispanic director. The directors range in age from late 50s to early 70s and reside in 10 different states. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

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Board and Committee Membership (continued)

Below we identify and describe a few of the important skills and experiences that the Governance Committee looks for in a director candidate. Each of our directors’ specific skills and experiences, as determined in the annual evaluation of each director, are included in their individual biographies. However, the fact that we do not list a particular skill or experience for a director does not mean that the director does not possess that particular skill or experience.

•

Current or Retired CEO/COO experience. Directors who are current or former Chief Executive Officers or Chief Operating Officers provide practical understanding of how large organizations operate and have experience in strategic thinking, risk management and operations oversight. They also possess significant leadership qualities and are able to identify and develop such qualities in others.

•

Insurance Industry experience. Directors with experience in the insurance industry bring an understanding of the unique nature of the business, including an understanding and appreciation of the regulatory requirements and restrictions with which they must comply. They can provide effective oversight of our regulatory compliance and risk management efforts.

•

Finance experience. Directors with an understanding of finance and financial reporting processes, particularly as they relate to large, complex, highly regulated businesses, provide an important oversight role of our financial measures and processes. We use several financial targets for measuring performance, and accurate financial reporting is critical to our success.

•

Health Care Industry experience. Directors with experience in the health care industry bring valuable insight into the activities and requirements of the providers of health care services and products that receive payments directly or indirectly from our insurance products. These directors bring knowledge of current system operations and experience with medical best practices that are valuable not only for current operations, but also for future strategic initiatives.

•

Marketing and Public Relations experience. Directors with experience in these areas provide important skills and information to us as we deal with increased public disclosure requirements and media attention on health care and other public policy issues. They can assist us in focusing our communications to effectively present our positions. Also, directors with experience dealing with consumers, particularly in the areas of developing, marketing and selling products and services to consumers, provide significant direction and information to us as we identify changing market conditions and consumer trends and buying habits, because they understand consumer needs.

•

Technology experience. Directors with an understanding of technology can help us focus our efforts in this important area. They are able to provide oversight of our efforts to improve efficiency and productivity through the use of new technologies in providing our products and services.

•

Regulatory and Government experience. Directors with regulatory or government experience, whether as members of government or through extensive interactions with state or federal governmental agencies, are able to recognize, identify and understand the key issues facing us as a highly regulated entity.

•

Environmental, Social and Governance experience. Directors who have worked with non-profit entities or have led projects designed to benefit society bring to us an understanding of the need to conduct business without harm to society, which could in turn, harm our reputation and decrease our long-term sustainability. They are able to provide insights to assist us in achieving our purpose of transforming health care with trusted and caring solutions. Directors with governance experience can help us focus our efforts on maintaining strong corporate governance practices.

•

Diversity. Directors who are diverse in gender or race bring different perspectives, backgrounds and life experiences that can foster innovative ideas to meet the needs of our customers, providers, shareholders and the communities we serve.

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each of the directors and nominees for director possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each of the directors and nominees for director brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Nominees for Director”, “Directors Continuing in Office” and “Director Whose Term Expires at the Annual Meeting.”

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Board and Committee Membership (continued)

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers. The Executive Committee met two times during 2013.

The Strategic Innovation Committee

The Strategic Innovation Committee (formerly the Planning Committee) assisted the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends, corporate social responsibility and emerging technology. The Strategic Innovation Committee met three times during 2013 before being eliminated in October 2013, at which time its duties were assumed by the full Board.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Chair of the Board. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the following committees by submitting an e-mail to:

•	Chairperson of the Audit Committee: auditchair@wellpoint.com
•	Chairperson of the Compensation Committee: compensationchair@wellpoint.com
•	Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. All members of the Board then in office attended the 2013 annual meeting of shareholders.

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Review and Approval of Transactions With Related Persons

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or shareholders owning five percent or greater of our outstanding common stock or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

Other than standing pre-approved transactions discussed above, there were no transactions in 2013, and none are currently proposed, in which we were or are a participant, the amount exceeded $120,000, a related person had or will have a direct or indirect material interest, and disclosure was required under Item 404(a) of Regulation S-K. In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2013, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

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Standards of Ethical Business Conduct

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under “Investors — Corporate Governance — Governance & Corporate Documents” and otherwise disclosed as required by law. During 2013, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

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Compensation of Non-Employee Directors

2013 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.(5)	$39,250		$0	$229,176	(6)	$268,426
Susan B. Bayh(5)	$37,000		$0	$47,638		$84,638
Sheila P. Burke(5)	$40,000		$0	$0		$40,000
Robert L. Dixon, Jr.	$109,326		$174,962	$10,000		$294,288
Lewis Hay, III	$60,025		$152,441	$0		$212,466
Julie A. Hill	$131,471		$174,962	$10,000		$316,433
Warren Y. Jobe	$132,595		$174,962	$20,956		$328,513
Ramiro G. Peru	$133,472		$174,962	$11,756		$320,190
William J. Ryan	$124,158		$174,962	$11,756		$310,876
George A. Schaefer, Jr.	$272,233		$174,962	$21,756		$468,951
John H. Short	$31,400		$114,096	$10,000		$155,496
Elizabeth E. Tallett	$27,567	(7)	$107,810	$1,000		$136,377
Jackie M. Ward(5)	$131,409	(8)	$0	$0		$131,409

(1)	Employee directors do not receive any compensation for their service as a director. Mr. Swedish’s compensation for 2013 is shown in the Summary Compensation Table.
(2)	In addition to annual Board and committee chairperson retainer fees and meeting fees, amounts include $38.16 paid in cash to each non-employee director then serving, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of phantom shares of our common stock received on the date of our annual meeting of shareholders. Messrs. Hay and Short and Ms. Tallett, who were appointed after the date of the annual shareholders meeting, received $25.45, $13.84 and $66.99, respectively, in cash in lieu of fractional shares on their pro rata equity grant.
(3)	The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2013, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). During 2013, each non-employee director then serving received 2,248 phantom shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 15, 2013). Non-employee directors who were appointed after the date of the 2013 annual meeting of shareholders received a pro rata portion of phantom stock based upon the actual start date of their term. Messrs. Hay and Short and Ms. Tallett received 1,867, 1,325, and 1,252 phantom shares, respectively. The phantom shares will be converted into common stock upon the lapse of the deferral period. See also “— Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2013 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award. As of December 31, 2013, each non-employee director had the following number of phantom shares and deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) in the aggregate and stock options, respectively, for all years of service as a director: Robert L. Dixon, Jr.: 4,929 and 0; Lewis Hay, III: 1,867 and 0; Julie A. Hill: 32,947 and 0; Warren Y. Jobe: 18,135 and 0; Ramiro G. Peru: 18,135 and 0; William J. Ryan: 18,135 and 0; George A. Schaefer, Jr.: 18,135 and 10,000; John H. Short: 1,325 and 0; and Elizabeth E. Tallett: 1,252 and 0. The phantom shares and deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management table.
(4)	Includes the matching charitable contributions made by the WellPoint Foundation on behalf of Messrs. Dixon, Jobe, Schaefer and Short and Mses. Hill and Tallett. See “— Matching Gift Program.” Also includes dividend equivalents paid on directors’ deferred shares that vested in 2013 as follows: $47,638 to Dr. Baker and Ms. Bayh and $11,756 to Messrs. Jobe, Peru, Ryan and Schaefer. This column does not include perquisites received by a director to the extent the amount of all such perquisites received by such director was less than $10,000.
(5)	Dr. Baker resigned from the Board on May 7, 2013; Ms. Bayh resigned from the Board on May 12, 2013; Ms. Burke resigned from the Board on May 13, 2013; and, Ms. Ward retired from the Board on May 15, 2013. These directors did not receive a stock award for 2013 and all deferred stock was paid out in accordance with their payout elections.
(6)	Includes $181,538 paid pursuant to a Consulting Agreement between Dr. Baker and us, effective May 8, 2013, with a two year term, which provides for payments of $70,000 per quarter, in exchange for health care consulting services provided by Dr. Baker. The agreement is subject to early termination due to death, disability, or inability or failure to perform the consulting services or for conduct which is materially injurious to us.
(7)	Ms. Tallett deferred 50% of her 2013 cash compensation pursuant to the Board Deferred Compensation Plan, other than the $66.99 paid in cash in lieu of a fractional share.
(8)	All of Ms. Ward’s 2013 compensation was deferred by her pursuant to the Board Deferred Compensation Plan.

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Compensation of Non-Employee Directors (continued)

The compensation of our non-employee directors is paid in the form of annual board and committee retainers, board and committee meeting fees (until May 15, 2013), chairperson fees and stock-based awards. During 2013, each non-employee director received:

•	an annual cash retainer fee of $85,000, paid in advance in four equal quarterly installments;
•	an annual stock retainer fee of $175,000 as described under “— Board Equity Compensation and Stock Ownership Guidelines”;
•	an additional annual cash retainer of $225,000 for the Chair of the Board if the position is held by a non-employee director;
•	an additional annual cash retainer of $25,000 for the chairperson of the Audit Committee and $15,000 for the chairperson of the other committees, paid in four equal quarterly installments;
•

an additional annual cash retainer of $15,000 for all members of the Audit Committee and an additional cash retainer of $10,000 for all members of the other committees, prorated for the period from May 15, 2013 to year-end;

•

meeting fees of $2,000 for attendance at each in-person Board meeting and $1,000 for each telephonic Board meeting; $2,000 for each in-person Audit Committee meeting and $1,000 for each telephonic Audit Committee meeting; and $1,500 for each other in-person committee meeting and $750 for each other telephonic committee meeting; all meeting fees were discontinued effective May 15, 2013;

•	an additional annual cash retainer of $25,000 for the Lead Director, if any; and
•	eligibility for an annual physical examination paid for by us.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

Board Equity Compensation and Stock Ownership Guidelines

For 2013, each non-employee director then serving received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000 with the amount of any fractional share paid in cash. In 2013, each then non-employee director received 2,248 phantom shares based on the market price of $77.83 per share pursuant to this grant. Non-employee directors who were appointed after the date of the 2013 annual meeting of shareholders received, subject to the deferral described below, the equity grant prorated based on the actual start date of their term. Each annual grant of common stock is deferred for a minimum of five years from the date of grant (or in the case of grants made after the annual meeting of shareholders, five years from the date of the annual meeting of shareholders that immediately precedes the date of grant). The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $400,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. Other than Messrs. Hay and Short and Ms. Tallett, who joined the Board in 2013, each non-employee director owns stock in excess of the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

WellPoint, Inc. 2014 Proxy Statement  |  17

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock beneficially owned as of January 31, 2014 by:

•	each of our directors in office as of such date,
•	each of our CEO, CFO and the three other most highly compensated executive officers during 2013 and any former executive officers required to be disclosed by SEC rules (collectively, the “NEOs”),
•	all directors and executive officers as a group in office as of such date, and
•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2014 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2014 (“vested restricted stock units”), unless otherwise noted.

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Robert L. Dixon, Jr.	Director	0		4,929	4,929	*
Lewis Hay, III	Director	0		1,867	1,867	*
Julie A. Hill	Director	0		32,947	32,947	*
Warren Y. Jobe	Director	12,390		18,135	30,525	*
Ramiro G. Peru	Director	6,267		18,135	24,402	*
William J. Ryan	Director	18,154		18,135	36,289	*
George A. Schaefer, Jr.	Chair of the Board	14,920		18,135	33,055	*
John H. Short	Director	0		1,325	1,325	*
Elizabeth E. Tallett	Director	0		1,252	1,252	*
Joseph R. Swedish	Chief Executive Officer and Director	34,100	(2)	57,830	91,930	*
John Cannon	Former Executive Vice President, General Counsel and Chief Public Affairs Officer	53,800	(3)	99,331	153,131	*
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	200,857	(4)	96,276	297,133	*
Kenneth R. Goulet	Executive Vice President, Commercial and Specialty Business	415,469	(5)	46,204	461,673	*
Richard C. Zoretic	Executive Vice President, Government Business	19,081	(6)	19,688	38,769	*
Gloria M. McCarthy	Executive Vice President and Chief Administrative Officer	63,942	(7)	25,039	88,981	*
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201(8)		17,468,810		N/A	17,468,810	5.9%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(9)		16,533,747		N/A	16,533,747	5.6%
All directors and executive officers as a group (18 persons)		1,289,098	(10)	505,988	1,795,085	*

*	Less than 1%
(1)	For NEOs, this number represents restricted stock units that had not yet vested as of January 31, 2014. The NEOs have voting but not investment power over the restricted stock units shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock units, phantom shares and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred or that are phantom shares.
(2)	Includes currently exercisable options to purchase 34,100 shares of our common stock.
(3)	Includes currently exercisable options to purchase 53,800 shares of our common stock.
(4)	Includes currently exercisable options to purchase 200,236 shares of our common stock.
(5)	Includes currently exercisable options to purchase 383,291 shares of our common stock and 5,910 shares held in Mr. Goulet’s 401(k) Plan account.

18  |  WellPoint, Inc. 2014 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management (continued)

(6)	Includes currently exercisable options to purchase 14,337 shares of our common stock.
(7)	Includes currently exercisable options to purchase 31,722 shares of our common stock.
(8)	The amount shown and the following information were provided by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) pursuant to a Schedule 13G filed with the SEC on February 12, 2014 indicating beneficial ownership as of December 31, 2013. Barrow is a registered investment advisor that has (a) sole power to dispose of or direct the disposition with respect to 17,468,810 shares of our common stock; (b) sole power to vote or direct the vote of 5,167,598 shares of our common stock; and (c) shared power to vote or direct the vote of 12,301,212 shares of our common stock. Barrow reports that the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock is held by certain clients of Barrow, none of which individually has such right or power with respect to five percent or more of the common stock.
(9)	The amount shown and the following information were provided by BlackRock, Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on February 4, 2014, indicating beneficial ownership as of December 31, 2013. BlackRock is a parent holding company or control person and has (a) sole power to dispose of or direct the disposition with respect to 16,514,371 shares of our common stock; (b) shared power to dispose of or direct the disposition with respect to 19,376 shares of our common stock; (c) sole power to vote or direct the vote of 12,975,961 shares of our common stock; and (d) shared power to vote or direct the vote of 19,376 shares. BlackRock reported that the following of its subsidiaries acquired the shares: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited.
(10)	Includes currently exercisable options to purchase 1,101,016 shares of our common stock.

WellPoint, Inc. 2014 Proxy Statement  |  19

Proposal No. 1 — Election of Directors

The Board currently consists of 10 directors divided into three classes, with two classes containing three directors and one class containing four directors. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (BCBSA) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Four directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2017 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of R. Kerry Clark, Robert L. Dixon, Jr., Lewis Hay, III and William J. Ryan. Each of the nominees for director is presently a director, except for Mr. Clark, and each has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director, other than Messrs. Clark and Hay, was previously elected by our shareholders to serve on our Board. Mr. Clark was recommended to the Board by a third-party search firm. Mr. Warren Y. Jobe, whose current term expires at this year’s annual meeting, is retiring from the Board of Directors due to our director age limit.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR the election as directors of R. Kerry Clark, Robert L. Dixon, Jr., Lewis Hay, III and William J. Ryan

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2014.

20  |  WellPoint, Inc. 2014 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Nominees For Director

Three-year term to expire at the Annual Meeting of Shareholders in 2017

R. KERRY CLARK

R. Kerry Clark is a new nominee for director. Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (health care products and services), until his retirement in 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company (consumer products), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board, President Global Family Health. He is a director of Avnet, Inc. (industrial distributors of electronic components, enterprise computer and storage products), General Mills, Inc. (consumer food products) and Textron, Inc. (aircraft, defense, and industrial products). He is also a director of Hauser Private Equity LLC (investment firm).

Skills and Qualifications

Mr. Clark brings to the Board extensive CEO, health care industry, and marketing and public relations experience through his positions as Chairman and CEO of a major health care services organization, and as a senior executive at an international consumer products company, where he served in several positions involving marketing, advertising and product development of health care and other consumer products.

Age: 61 Director Nominee Independent

ROBERT L. DIXON, JR.

Robert L. Dixon, Jr. has been a director of the Company since July 2011. Mr. Dixon has been the Senior Vice President and Global Chief Information Officer of PepsiCo, Inc. (soft drinks and consumer products) since 2007. Prior to that position, Mr. Dixon held various positions with The Procter & Gamble Company (consumer products) since 1977, including Vice President of Global Services from 2005 until 2007. Mr. Dixon served on the President’s Advisory Board of the Georgia Institute of Technology from 2003 until 2009 and currently serves on an Advisory Board for International Business Machines Corp.

Skills and Qualifications

Mr. Dixon has extensive marketing and public relations and technology experience through his senior positions in information technology for two large public companies, both of which have a retail consumer product focus.

Age: 58 Director since: 2011 Independent

WellPoint, Inc. 2014 Proxy Statement  |  21

Proposal No. 1 — Election of Directors (continued)

LEWIS HAY, III

Lewis Hay, III has been a director of the Company since July 2013. Mr. Hay serves as an advisor at Clayton Dubilier & Rice (private equity investment firm) since January 2014. Mr. Hay retired as Executive Chairman of NextEra Energy, Inc. (electricity-related services and renewable energy generator) in December 2013, having served in that position since July 2012. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012, and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. Mr. Hay is a director of Capital One Financial Corporation (financial services) and Harris Corporation (international communications and information technology). Mr. Hay was a director of the Institute for Nuclear Power Operations and the Edison Electrical Institute until 2013. He is a member of the Business Board of Advisors at Carnegie Mellon University’s Tepper School of Business and a former member of the Business Roundtable and the President’s Council on Jobs and Competitiveness.

Skills and Qualifications

Mr. Hay brings extensive CEO, finance and regulatory and government experience to the Board through his positions as CEO, Chairman and CFO of a large utility company which was subject to significant regulation and oversight. He also has environmental, social and governance experience with his management of the utility’s expansion of renewable energy sources. Mr. Hay qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 58 Director since: 2013 Independent

WILLIAM J. RYAN

William J. Ryan has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He served as Chairman of the Board and CEO of TD Banknorth Inc. (banking) from 1990 to March 2007 and as Chairman of the Board until March 2010. Mr. Ryan is the majority owner of the Maine Red Claws, an NBA Development League basketball team. He is a director of Unum Group (life, long-term care and supplemental insurance company) serving as Chair of the Board since September 2011. Mr. Ryan also serves as a trustee of the Libra Foundation and serves on the board of advisors at the University of New England.

Skills and Qualifications

Mr. Ryan has extensive CEO and finance experience through his position as CEO and Chairman of a large bank holding company. He also has marketing and public relations experience from his service with the bank holding company and as a director of a payment delivery systems company. Mr. Ryan also has insurance industry experience as a director of a life and disability insurance company.

Age: 70 Director since: 2001 Independent

22  |  WellPoint, Inc. 2014 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Directors Continuing in Office

Term expiring at the Annual Meeting of Shareholders in 2015

JULIE A. HILL

Julie A. Hill has been a director of the Company since November 2004. Ms. Hill served on the former WellPoint Health Networks Inc. (“WHN”) board of directors from March 1994 until WHN’s merger with us in November 2004. Since December 2002, she has been the owner of The Hill Company (real estate company). From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders), the U.S. division of Costain Group Plc, a London-based company, from 1988 to 1997. Ms. Hill is also a director of the Lord Abbett Family of Mutual Funds (mutual funds) and was a director of Lend Lease, Ltd. (international retail and residential property group) until November 2012. She serves on the Paul Merage School of Business Dean’s Advisory Board and Center for Real Estate Advisory Board, the University of California at Irvine Foundation Board, the University of California at Irvine Social Ecology School, Dean’s Leadership Council, the University of California at Irvine School of Medicine’s Dean’s Advisory Board and the University of California at Irvine Law School.

Skills and Qualifications

Ms. Hill brings extensive CEO and finance experience to the Board gained through her ownership and management of several companies. She also has significant marketing and public relations experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has health care industry and environmental, social and governance experience through her many medical school and other university board positions and service with groups promoting environmental, sustainability and other public policy issues. Further, Ms. Hill qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 67 Director since: 2004 Independent

RAMIRO G. PERU

Ramiro G. Peru has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director of UNS Energy Corporation (an electric and gas utility holding company) and served as a member of the Advisory Board of the Eller Graduate School of Management at the University of Arizona.

Skills and Qualifications

Mr. Peru brings significant finance experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. Further, Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 58 Director since: 2004 Independent

WellPoint, Inc. 2014 Proxy Statement  |  23

Proposal No. 1 — Election of Directors (continued)

JOHN H. SHORT

John H. Short has been a director of the Company since September 2013. He has served as managing partner of Short Consulting, LLC (health care consulting firm) since 2011. He served as President and Chief Executive Officer of RehabCare Group, Inc. (health care services company) from May 2004 to June 2011 and as a director from 1991 to June 2011, prior to its acquisition by Kindred Healthcare, Inc. (nursing homes and long-term care facilities). Mr. Short has served as a director of Kindred Healthcare, Inc. since June 2011. Mr. Short also served as Executive Chairman of the Board of Directors of Vericare Management, Inc. (geriatric health care services and wellness programs) from March 2012 to March 2013.

Skills and Qualifications

Mr. Short has significant CEO and health care industry experience through his positions as CEO and Board member of several health care organizations. These positions also provided him with regulatory and government experience due to the highly regulated nature of these organizations. Mr. Short also has technology experience through his role overseeing various technology projects. Mr. Short qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 69 Director since: 2013 Independent

Term expiring at the Annual Meeting of Shareholders in 2016

GEORGE A. SCHAEFER, JR.

George A. Schaefer, Jr. has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. Mr. Schaefer was named Chair of the Board of the Company in May 2013. He served as President and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to 2006, as Chairman of the Board and Chief Executive Officer until April 2007, and as Chairman of the Board until June 2008. He is also a director of Ashland, Inc. (petroleum and chemical business). He is a board member of the University of Cincinnati Healthcare System.

Skills and Qualifications

As the former President, CEO and Chairman of a large Midwest bank holding company, Mr. Schaefer brings extensive CEO and finance experience to the Board, as well as marketing and public relations, and technology experience from his involvement in retail marketing and product development for the financial institution. Also, he has health care industry experience through his service on the boards of several hospital systems and medical schools. Further, Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 68 Director since: 2001 Independent

24  |  WellPoint, Inc. 2014 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

JOSEPH R. SWEDISH

Joseph R. Swedish has been a director since March 2013 when he was appointed our CEO. Prior to his appointment, Mr. Swedish served as President and CEO of Trinity Health Corporation (“Trinity”) (multi-state integrated health care delivery system) from 2004 to 2013. Prior to his service at Trinity, Mr. Swedish was President and CEO of Centura Health (large health care provider) from 1999 to 2004. Mr. Swedish served as a director of Coventry Health Care, Inc. (health insurance company) from 2010 to February 2013, Venzke Insurance Services, Ltd. from 2004 to March 2013, Cross Country Health Care, Inc. (health care staffing company) from 2002 to 2005, RehabCare Group, Inc. (health care services company) from 2003 to 2005, and BankFirst (community bank) from 1995 to 1999. He currently serves as a director of the Blue Cross Blue Shield Association, the National Institute for Health Care Management, America’s Health Insurance Plans and the Central Indiana Corporate Partnership, Inc. and a member of National Quality Forum, Health Research and Educational Trust and the Business Roundtable. He also previously served as chair of the Catholic Health Association and on the Board of Loyola University Chicago.

Skills and Qualifications

Mr. Swedish brings significant CEO, finance, health care industry and insurance industry experience to the Board from his chief executive and board positions with several health care and insurance organizations and participation in numerous associations in the health care industry. Mr. Swedish’s positions also provided him with regulatory and government experience due to the highly regulated nature of these organizations.

Age: 62 Director since: 2013

ELIZABETH TALLETT

Elizabeth E. Tallett has been a director of the Company since October 2013. She has been a principal of Hunter Partners, LLC (health care consulting) since June 2002. Prior to this position, Ms. Tallett was President and Chief Executive Officer of Transcell Technologies, Inc. (specialty pharmaceuticals), President of Centocor Pharmaceuticals (biotechnology), member of the Parke-Davis (pharmaceuticals) Executive Committee and Director of Worldwide Strategic Planning for Warner-Lambert Company (pharmaceuticals). Ms. Tallett serves as a director of Meredith Corporation (magazine publisher) since 2008, Principal Financial Group, Inc. (financial services) since 1992 (as presiding director since 2007) and Qiagen, N.V. (biotechnology research equipment manufacturing) since 2011. She previously served as a director of Coventry Health Care, Inc. (health insurance) from 1998 to 2013 (including serving as lead director), IntegraMed America, Inc. (outpatient health clinics) from 1998 to 2012, and Varian, Inc. (scientific equipment) from 2001 to 2010.

Skills and Qualifications

Ms. Tallett brings significant CEO, finance, health care industry, insurance industry and marketing and public relations experience to the Board from her chief executive, other management and board positions in several health care, insurance and pharmaceutical organizations. She also has environmental, social and governance experience, having served as a presiding or lead director and as a member of the governance committees of several public companies. Further, Ms. Tallett qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 64 Director since: 2013 Independent

WellPoint, Inc. 2014 Proxy Statement  |  25

Proposal No. 1 — Election of Directors (continued)

Director Whose Term Expires at the Annual Meeting

WARREN Y. JOBE

Warren Y. Jobe has been a director of the Company since November 2004. Mr. Jobe served on the former board of directors of WHN from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During the period from 1975 to 1998, Mr. Jobe held various finance and accounting positions at Georgia Power Company, including Executive Vice President and Chief Financial Officer from 1982 to 1998. He was also a member of the Board of Directors of Georgia Power Company from 1982 to 1998. Mr. Jobe is a trustee of RidgeWorth Funds (mutual funds). He also is an Advisory Trustee of Oglethorpe University and a trustee for the Tull Charitable Foundation. Mr. Jobe is also a director of the Path Foundation and the Georgia Council on Substance Abuse. Mr. Jobe was a director of UNS Energy Corporation (an electric and gas utility holding company) until May 2013 and was also a director of HomeBanc Corporation (residential mortgage company) until February 2009. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Skills and Qualifications

Mr. Jobe has significant finance experience from his position as a chief financial officer for a public utility, as well as his board positions with a mortgage company and a mutual fund. He also has significant health care industry experience from his previous service on the boards of several health care organizations. Further, Mr. Jobe qualifies as an “audit committee financial expert” under the SEC’s rules.

Age: 73 Director since: 2004 Independent

26  |  WellPoint, Inc. 2014 Proxy Statement

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2013. The Audit Committee has reviewed the quality of the services and the sufficiency of the resources provided by Ernst & Young LLP during their tenure as our independent registered public accounting firm and believes that the continuance of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and the shareholders. As a result, the Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2014 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The ratification of the appointment of the Independent Registered Public Accounting Firm will be determined by the vote of a majority of the votes cast on the proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for ratification of the appointment.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

WellPoint, Inc. 2014 Proxy Statement  |  27

Audit Committee Matters

Independent Registered Public Accounting Firm’s Fees

The following table presents fees billed for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2013	2012
Audit fees(1)	$10,593,000	$9,855,000
Audit-related fees(2)	$1,566,000	$1,562,000
Tax fees(3)	$319,000	$411,000
All other fees(4)	$8,000	$15,000

(1)	Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.
(2)	Audit-related fees consisted principally of fees for reviews pursuant to Statement of Standards for Attestation Engagement No. 16, Examinations, employee benefit plan audits, due diligence and other audit-related services.
(3)	Tax fees consisted principally of fees for tax compliance and tax advice.
(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by Ernst & Young LLP were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the six members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

28  |  WellPoint, Inc. 2014 Proxy Statement

Audit Committee Matters (continued)

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC.

Audit Committee

Warren Y. Jobe, Chairperson

Lewis Hay, III

Julie A. Hill

Ramiro G. Peru

John H. Short

Elizabeth E. Tallett

WellPoint, Inc. 2014 Proxy Statement  |  29

Executive Officers of the Company

Executive Officers

Name	Age	Position
Joseph R. Swedish	62	Chief Executive Officer
Wayne S. DeVeydt	44	Executive Vice President and Chief Financial Officer
John E. Gallina	54	Senior Vice President and Chief Accounting Officer
Kenneth R. Goulet	54	Executive Vice President, Commercial and Specialty Business
Gloria M. McCarthy	61	Executive Vice President and Chief Administrative Officer
Samuel R. Nussbaum, M.D	65	Executive Vice President, Clinical Health Policy and Chief Medical Officer
Jose D. Tomas	46	Executive Vice President and Chief Human Resources Officer
Richard C. Zoretic	55	Executive Vice President, Government Business

The ages and positions listed above for each executive officer are as of March 1, 2014.

The following is biographical information for our executive officers:

Joseph R. Swedish — See the biographical information under “Directors Continuing In Office – Term Expiring at the Annual Meeting of the Shareholders in 2016” at page 25.

Wayne S. DeVeydt has served as our Executive Vice President and Chief Financial Officer since June 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since June 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

John E. Gallina has served as our Senior Vice President and Chief Accounting Officer since May 2011 and also served as Controller and Chief Risk Officer from May 2011 to August 2013 and as Chief Risk Officer from August 2013 to December 2013. Mr. Gallina has held numerous financial positions with us since 1994. Previously, Mr. Gallina served as Senior Vice President of Internal Audit and Continuous Improvement from August 2009 to May 2011, Senior Vice President, Finance since August 2008 and interim Chief Accounting Officer from April 2008 to September 2008. Also, he previously served as Chief Financial Officer of our Comprehensive Health Solutions Business Unit from October 2007 to August 2009. Prior thereto, Mr. Gallina served as Vice President, Corporate Financial Planning and Analysis from December 2004 to October 2007.

Kenneth R. Goulet has served as our Executive Vice President, Commercial and Specialty Business since May 2013. Prior thereto, he served in a variety of roles leading our Commercial Business since October 2007, including: Executive Vice President, Commercial, Individual and Marketing; Executive Vice President, Employer, Medicaid, Individual and Specialty; and, Executive Vice President, and President and CEO of the Commercial Business Unit. He also assumed interim responsibility for the Consumer Business Unit in 2012. From 2004 to 2007, he was our Senior Vice President, National Accounts. Prior to joining WellPoint, Mr. Goulet worked at Cigna Healthcare from 1981 to 2004. Mr. Goulet has more than 30 years of health insurance industry experience in management, sales, operations, strategy and plan execution.

Gloria M. McCarthy has served as our Executive Vice President and Chief Administrative Officer since May 2013 and as Executive Vice President of Enterprise Execution and Efficiency from October 2012 to May 2013. Prior to that appointment, she served as Executive Vice President, Office of the CEO from February 2012 to October 2012, as Senior Vice President for Operational Excellence from June 2008 to February 2012, as Senior Vice President of Service Operations from December 2006 to June 2008 and as Senior Vice President and Chief Operating Officer of our East Region from December 2005 to December 2006. Prior to our acquisition of WellChoice, Inc. in December 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.

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Executive Officers of the Company (continued)

Samuel R. Nussbaum, M.D. has served as our Executive Vice President, Clinical Health Policy and Chief Medical Officer since 2001. Dr. Nussbaum became the Interim President of Comprehensive Health Solutions in October 2010 and served in that position until July 2011. Since 1997, Dr. Nussbaum has served as a Professor of Clinical Medicine at Washington University School of Medicine, St. Louis, Missouri and since 1998 as an Adjunct Professor at the Olin School of Business at Washington University. From 1996 to 2000, he served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan).

Jose D. Tomas has served as Executive Vice President and Chief Human Resources Officer since December 2013. Prior to joining us, Mr. Tomas served as Global Chief People Officer and President, Latin America and Caribbean for Burger King Corporation (restaurants). Prior to joining Burger King in 2004, Mr. Tomas held various field and corporate human resource positions with Ryder Systems, Inc. (truck rental) and Publix Super Markets (grocery stores). Mr. Tomas is certified as a Senior Professional in Human Resources and is a board member of the Society for Human Resource Management.

Richard C. Zoretic has served as our Executive Vice President, Government Business since May 2013 and previously as Executive Vice President, Medicaid Programs since joining our company in December 2012 in connection with our acquisition of Amerigroup. Prior to joining us, Mr. Zoretic served as Executive Vice President and Chief Operating Officer of Amerigroup since September 2007. Mr. Zoretic joined Amerigroup in September 2003 and served in various positions. Mr. Zoretic has over 30 years of experience in health care and insurance, including various positions with UnitedHealth Group (health insurance) and Cigna Corporation (health insurance).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2013, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

WellPoint, Inc. 2014 Proxy Statement  |  31

Proposal No. 3 Advisory Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (NEOs) (“Say-on-Pay”) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. At our annual meetings of shareholders held in May 2011, May 2012 and May 2013, approximately 84%, 96% and 96%, respectively, of the votes cast on the Say-on-Pay proposal at those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach for 2013 as a result of the vote. The Board of Directors has considered the prior vote of the shareholders expressing a preference for an annual advisory vote on executive compensation and intends to hold an annual Say-on-Pay vote until the next advisory vote on frequency.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business and our members. Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our Incentive Compensation Plan. In 2013, fixed compensation (salary and benefits) made up a small percentage of target total compensation for our executives, with 12% for Mr. Swedish as CEO, 16% for Mr. Cannon as Interim CEO, and a range of approximately 21% to 38% for the other NEOs. The majority of the CEO and other NEOs’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains specific annual, financial and strategic goals and the value of equity based awards will depend on our long-term stock price performance. Please read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 33 for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval or disapproval of the Say-on-Pay proposal will be determined by the vote of a majority of the votes cast on such proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of the executive compensation proposal.

Recommendation

The Board of Directors recommends a vote FOR approval of the compensation of our Named Executive Officers.

32  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our Total Rewards compensation program is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members. The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executive officers, including the persons identified in the Summary Compensation Table as NEOs and determines their compensation. This program emphasizes performance-based compensation based on both individual and Company performance results.

2013 Business Results

We believe that the pay-for-performance philosophy of our Total Rewards compensation program, described in more detail below, played an important role in our achieving the following financial and operational performance highlights in 2013:

•	Our 2013 net income, adjusted for certain items, increased by 12.7% to $8.52 per share in 2013 from adjusted net income of $7.56 per share in 2012. (Refer to GAAP Reconciliation table on page A-1.)
•	Medical enrollment totaled approximately 35.7 million members at December 31, 2013.
•	Our operating cash flow totaled approximately $3.1 billion or 1.2 times net income.
•	Total operating revenue in 2013 increased 16% to approximately $70.2 billion from $60.5 billion in 2012.
•

Beginning in the first quarter of 2013, the Board of Directors increased the quarterly cash dividend on our common stock from $0.2875 in 2012 to $0.375 in 2013. For the full year 2013, cash dividend payments totaled $448 million. In January 2014, the Board increased the dividend by 16.7% to $0.4375 per share for the first quarter of 2014.

•

We repurchased 20.7 million shares of our common stock in 2013 at a total cost of approximately $1.6 billion and our closing stock price increased by 51.7%, from $60.92 on December 31, 2012 to $92.39 on December 31, 2013.

•

We successfully integrated Amerigroup businesses and associates into our Company. By leveraging our combined clinical capabilities, resources and expertise, we enhanced our competitive position in the Medicaid and Dual Eligible markets and helped to create more value for state governments and their program beneficiaries.

•	We expect that several contract wins in our Medicaid and Commercial businesses will drive growth of well over one million new members in 2014.
•	On October 1, 2013, we launched over 1,000 new products across 14 states in support of the health insurance marketplaces created under the provisions of the Patient Protection and Affordable Care Act.

We exceeded our financial and membership goals for the year. As a result, and as shown in the table below, our performance-based incentive compensation for 2013 was above target.

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Executive Compensation (continued)

2013 Compensation Actions

The table below summarizes the compensation actions taken related to the NEOs for 2013:

Named Executive Officer	Salary Adjustment Percentage	Target Annual Incentive Plan (“AIP”) Award Adjustment as a Percent of Base Salary	Equity Awards (ASC Topic 718 Expense on Grant Dates)	2013 Earned AIP (As a Percent of Target)	2013 Earned Performance Share Units (As a Percent of Target)
Mr. Swedish(1)	NA	NA	$9,500,075	172.4%	130.0%
Mr. Cannon(2)	20.0%	+10%	$4,500,037	127.1%	130.0%
Mr. DeVeydt(3)	3.4%	No change	$6,000,008	147.1%	130.0%
Mr. Goulet	3.4%	No change	$3,000,004	124.6%	130.0%
Mr. Zoretic(4)	21.7%	No change	$5,000,048	176.2%	130.0%
Ms. McCarthy	2.4%	+10%	$2,000,016	147.1%	130.0%

(1)	Mr. Swedish joined WellPoint as the CEO on March 25, 2013. His equity awards included a $1.5 million restricted stock unit award, which vests over three years, as a special sign on grant.
(2)	Mr. Cannon’s salary increase percentage and target AIP award adjustment as a percentage of base salary were based on his position as Executive Vice President, General Counsel and Chief Public Affairs Officer. His base salary was reduced by 25% and his AIP award adjustment as a percent of base salary was reduced by 10% after he was no longer Interim CEO. His equity awards include a $1.5 million special restricted stock unit grant, which vests over three years, in recognition of his performance as the Interim CEO for the period from August 28, 2012 through March 24, 2013.
(3)	Mr. DeVeydt’s equity awards included a $3.0 million special grant of restricted stock units that will vest 50% after two years, 25% after three years and 25% after four years to recognize his performance contributions, low compensation relative to some of the CFOs among our direct peers and to encourage retention.
(4)	Mr. Zoretic’s salary adjustment percentage reflects the merit increase he received in March 2013 and the promotional increase he received in May 2013 to reflect his increased responsibilities for the Government Business Division. His equity awards include a $2.5 million special restricted stock unit grant, which vested on December 24, 2013, as a retention inducement following the Amerigroup merger.

Impact of Historical Business Results on Executive Compensation Decisions

Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable compensation has fluctuated over the years and was paid well below target during 2008, near target in 2009, above target in 2010 and 2011, below target in 2012 and above target in 2013 as follows:

Earned Performance-Based Awards as a Percent of Target from 2008 – 2013

Average Award for All Participants

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Executive Compensation (continued)

Impact of Stock Price and Shareholder Returns on Executive Compensation

The compensation value received by our executives is highly dependent on shareholder returns. During 2013, WellPoint’s closing stock price increased 51.7%, from $60.92 on December 31, 2012 to $92.39 on December 31, 2013.

Impact of Stock Price on the Value of Stock Options

A portion of our compensation opportunity for executive officers continues to be delivered in stock options. The stock option exercise price for each grant was 100% of the closing price of our common stock on the grant date.

Stock options only have intrinsic value when the current stock price is greater than the option exercise price.

The following table shows the intrinsic value on December 31, 2012 and December 31, 2013, based on the closing price of our common stock on such dates, for outstanding stock option grants held by our NEOs. Where the intrinsic value is less than $0, the amount represented is the increase to our stock price that would be required before these stock options begin to have any intrinsic value.

Stock options granted on ten of the twelve grant dates from 2005 through 2012 had no intrinsic value on December 31, 2012. As a result of our stock price increase during 2013, all stock option grants, including the 2013 grants, had a positive intrinsic value on December 31, 2013.

Impact of Stock Price and Dividends on the Value of Performance Share Units and Restricted Stock Units

Performance share units and restricted stock units represented a significant portion of the compensation opportunities for our executive officers in 2013. The value of these units is also similarly impacted by changes in our stock price. Based on the December 31, 2013 closing price, the price appreciation for the units granted since 2005 ranges from 5% to 207% and averages approximately 53%.

Performance share units and restricted stock units accrue cash dividend equivalents equal to the cash dividend per share amount and are paid to participants without interest upon vesting, but only if the underlying shares vest. We do not accrue or pay cash dividend equivalents on stock options.

During 2011, we began paying quarterly cash dividends on our common stock. Cash dividends paid during 2011 totaled $1.00 per share, cash dividends paid during 2012 totaled $1.15 per share, and cash dividends paid during 2013 totaled $1.50 per share.

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Executive Compensation (continued)

Impact of Shareholder Advisory Votes on Executive Compensation Decisions

We have held three annual shareholder advisory votes on the compensation of our NEOs, commonly referred to as “say-on-pay” votes with the following results:

Shareholders who approved of the Compensation of NEOs

As Reported for the Prior Calendar Year

(Percent of Shares Cast)

At its meeting in September 2012, the Committee reviewed a presentation from our independent compensation consultant with respect to our Total Rewards program, shareholder say-on-pay voting results, and trends in executive compensation. The Committee determined that our Total Rewards program is fundamentally sound, supports the needs of our business, is aligned with the trends in the market and, as demonstrated by our say-on-pay voting results, is strongly supported by our shareholders.

As a result, at its December 2012 meeting, the Committee decided to retain our 2012 executive compensation philosophy, components, component mix, competitive positioning targets, and most of our 2012 performance metrics for 2013 compensation.

For the AIP, the Committee removed the service excellence and member health metrics and added the 10% weighting previously assigned to those metrics to our business unit operating gain metric in order to strengthen the focus of our business leaders on the financial results of their business units. For our performance share unit grants, the Committee removed the selling, general and administrative expense per-member per-month (“SG&A PMPM”) metric, so that for the 2013 grants, 50% of each award was based on adjusted net income per share (“EPS”) performance and 50% of each award was based on membership performance.

The performance targets and scales for our AIP awards and performance share units were also updated to conform to our 2013 business plan. Additionally, the Committee increased the performance levels needed to reach threshold as a percent of plan and maximum as a percent of plan on the corporate and business unit operating gain scales used in the AIP and the EPS scale used for performance share units.

The Committee believes the changes that it made to the AIP and performance share unit programs further strengthened our focus on financial results and aligned with our business strategy in 2013. The shareholder vote in 2013 approving the 2012 compensation by a significant amount was further support for our decisions not to make major changes to executive compensation for 2013.

When determining how often to hold a shareholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2011 annual meeting.

36  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

Accordingly, the Board determined that we will hold an annual advisory shareholder vote on the compensation of our NEOs until the next say-on-pay frequency vote, which will be held no later than our 2017 annual meeting.

2013 Changes in Executive Leadership

The Board of Directors elected Joseph R. Swedish as CEO, effective March 25, 2013 and provided for an annualized base salary of $1,250,000, a target AIP award opportunity of 150% of base salary, and a maximum AIP award opportunity of 300% of base salary. Under the Company’s Incentive Compensation Plan, on April 1, 2013, Mr. Swedish received regular equity incentive grants with a target value of $8,000,000, and a special sign on grant of restricted stock units with a grant date fair value of $1,500,000. On March 25, 2013, Mr. Swedish became a participant in our Executive Agreement Plan and employment agreement, as more fully described in this proxy statement under “Compensation Plans — Other Executive Severance Arrangements”. Mr. Swedish also received a “make whole” payment of $3,764,550 to replace compensation forfeited upon accepting employment with us, legal fees of $81,909 related to negotiation of his employment offer, and $78,790 in relocation cost reimbursements.

Throughout this Compensation Discussion and Analysis, we have included charts and tables explaining our compensation programs and decisions. Each such chart or table includes only those NEOs for whom the chart or table is applicable.

The following portion of the Compensation Discussion and Analysis discusses in greater detail our objectives and approach to setting executive compensation, as well as the Committee’s decisions for our NEOs in 2013.

Compensation Program Objectives

Our Total Rewards program is designed to:

•	Attract, engage, retain and appropriately reward executives for their contributions to our business, our members and our shareholders.
•	Closely align executive interests and rewards with the long-term interests of our shareholders and the expectations of our members.
•	Drive the achievement of our purpose, vision, and strategies.
•	Deliver compensation that is commensurate with company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and perceptions of fairness. To achieve these objectives, the Total Rewards program is designed to reward our associates when they:

•	Create long-term value for our shareholders through sustained growth in our stock price.
•	Meet or exceed our annual financial plans.
•	Achieve our Purpose — together we are transforming health care with trusted and caring solutions.
•	Achieve our Vision — to be America’s valued health partner.
•	Operate within our Values and Behaviors:
•	Accountable
•	Caring
•	Easy to do business with
•	Innovative
•	Trustworthy

Pay–for-Performance Philosophy and Pay Mix

To align NEO interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our AIP and equity grant programs under our Incentive Compensation Plan.

A significant portion of the compensation of each of our NEOs is delivered through performance-based programs. As shown in the chart below, most of the total target compensation opportunity available to our NEOs is in the form of variable performance-based pay that is tied to our business results, including:

•	AIP awards, the value of which depends on the extent to which we meet or exceed metrics in our annual business plan.

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Executive Compensation (continued)

•	Stock options, which are only valuable to the extent that the price of our stock increases.
•	Performance share units that were earned in 2013 based on our 2013 EPS and total monthly membership become more or less valuable based on our stock price performance.
•	Time-based restricted stock units, which encourage retention and become more or less valuable based on our stock price performance.

Primary Components of Target Compensation

(1)	Mr Swedish’s benefits exclude his one-time make-whole sign-on payments, legal fee reimbursements and relocation benefits.
(2)	Annual and Long Term Incentive Plan percentages are based on achievement of targeted performance.
(3)	Long Term Incentive Plan for Other NEOs excludes Special Long Term Grants.

Our executive compensation program has four available compensation levers to recognize and reward individual performance:

•	Adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities;
•	Setting an executive’s AIP target as a percentage of salary within a competitive target range;
•	Adjusting the AIP award payout based on individual achievements and contributions; and
•	Adjusting the size of stock option, restricted stock unit and performance share unit grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Elements of Total Rewards

Overview

Our 2013 Total Rewards program for our business leaders, including the NEOs, includes the following financial elements:

•	base salary;
•	annual performance-based incentive awards under the AIP;
•	equity awards in the form of performance share units, time-based restricted stock units and stock options under the Incentive Compensation Plan;
•	broad-based employee benefits; and
•	executive benefits and perquisites.

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the executive merit salary increase budget, broad-based AIP design, measures and scales, equity awards plan, executive perquisites and executive stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

38  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

The Committee reviews the business and individual performance of each executive officer and sets (1) the AIP award payouts for the prior year pursuant to the formulas previously established, (2) prospective base salary adjustments, (3) prospective adjustments to target AIP award percentages of base salary and (4) the size and type of equity awards granted to each executive officer.

All Board members evaluate the CEO’s individual performance on numerous factors, including: leadership, strategic planning, getting results, external and internal relations, and interaction with the Board of Directors. The Committee’s 2013 compensation decisions were based on its evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2012 and 2013 achievements, all of which reflect the NEOs’ individual performance. There is no formulaic or target-based assessment for such adjustments, but rather such determinations are based on the Committee’s subjective assessments after consideration of management recommendations, market based compensation information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how the NEO’s performance contributed to our performance and achievements, as well as other leadership accomplishments, including the challenges associated with implementing health care reform.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the NEOs fits with our compensation objectives as described above.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward performance share units than stock options or restricted stock units. Each NEO’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

When setting compensation for 2013, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

In February 2013, the Committee reviewed comprehensive tally sheets for each NEO other than Mr. Swedish, who was not yet with the Company and Mr. Zoretic, who joined the Company in December 2012 with the Amerigroup merger, covering five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2013 or any modifications to our compensation program on them. In 2013, the Committee did not take into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our NEOs. The Committee grants merit-based salary increases to our NEOs based on the Committee’s assessment of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities. Mr. Cannon received a temporary salary increase for the period that he assumed the Interim CEO position.

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Executive Compensation (continued)

After consideration of the factors above, shown in the table below are the salary increases for the NEOs in 2013:

Named Executive Officer	Annualized Salary as of 12/31/2012	Annualized Salary as of 12/31/2013	Percent Change
Mr. Swedish	NA	$1,250,000	NA
Mr. Cannon(1)	$625,000	$750,000	20.0%
Mr. DeVeydt	$725,000	$750,000	3.4%
Mr. Goulet	$725,000	$750,000	3.4%
Mr. Zoretic(2)	$575,000	$700,000	21.7%
Ms. McCarthy	$625,000	$640,000	2.4%

(1)	Mr. Cannon’s salary increase shown above for his position as EVP, General Counsel and Chief Public Affairs Officer reflected his competitive positioning and the Committee’s assessment of the additional value he brought to this position from his Interim CEO role. In conjunction with assuming the Interim CEO position, Mr. Cannon received a temporary salary increase to annualized salary of $1 million. This additional salary was paid for the period from August 28, 2012 through March 24, 2013, as Mr. Swedish became the CEO on March 25, 2013.
(2)	Mr. Zoretic received a merit increase in March 2013 and a promotional increase in May 2013 to reflect his increased responsibilities for our Government Business Division.

Annual Incentives (AIP)

Generally, all of our associates are eligible for performance-based incentives or sales incentives. AIP awards are earned to the extent we meet or exceed annual financial targets and individual performance goals. In excess of 20,000 associates, including all of our NEOs, earned awards under the AIP in 2013. This plan is designed to motivate and reward the successful completion of our annual performance goals.

Each participating associate is eligible for a target award, denominated as a percentage of base salary paid during the year. The maximum award payable under the AIP is 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers the competitive data in the comparator group studies (as described under “Determination of Compensation” beginning on page 45), individual performance evaluations and internal equity factors.

After consideration of the factors described above, the Committee increased the target AIP award as a percentage of base salary for two of the NEOs for 2013. The table below sets forth the target AIP awards as a percentage of base salary at year-end 2012 compared to year-end 2013 for each NEO who was considered for an increase to their target AIP awards:

Named Executive Officer	Target AIP as a Percent of Base Salary as of 12/31/2012	Target AIP as a Percent of Base Salary as of 12/31/2013	Change
Mr. Swedish	NA	150%	NA
Mr. Cannon(1)	90%	100%	+ 10 points
Mr. DeVeydt	100%	100%	No change
Mr. Goulet	100%	100%	No change
Mr. Zoretic	100%	100%	No change
Ms. McCarthy(2)	80%	90%	+ 10 points

(1)	This represents Mr. Cannon’s target AIP as EVP, General Counsel and Chief Public Affairs Officer. Mr. Cannon’s target AIP award for the Interim CEO position was temporarily increased to 110% of his base salary. This increased AIP award opportunity was applicable for the period from August 28, 2012 through March 24, 2013, as Mr. Swedish became the CEO on March 25, 2013.
(2)	Includes a five-point adjustment to reflect the additional responsibilities that Ms. McCarthy assumed when she was promoted to Chief Administrative Officer in May 2013.

40  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

2013 AIP Awards

Certain of the NEOs earned an AIP award for 2013 performance based on the achievement of results on the performance measures that were approved by the Committee. The Committee generally selects the performance measures based on our business strategy. The table below sets forth the 2013 AIP performance measures and the weight given to each measure.

2013 AIP Measure	Weight
Adjusted Consolidated Operating Gain	40%
Adjusted Business Unit Operating Gain	40%
Individual Performance	20%

The Committee sets specific targets for the AIP performance measures based on goals set during our annual business planning process. The business plan is developed based on the business environment, which takes into consideration our performance relative to our direct peers. The AIP targets are set to be congruent with business plan targets.

The following table shows the calculation of the 2013 AIP awards applicable to each of the NEOs who received payouts under the AIP for 2013. The amounts paid to these NEOs for 2013 performance were approved by the Committee on March 3, 2014 and are set forth in the Summary Compensation Table on page 51.

Named Executive Officer	Performance Measure	Target	Actual	Award %	Weight	Payout % of Total AIP
Mr. Swedish	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(1)	NA	NA	127.3%	40%	50.9%
	Individual Performance(2)	NA	NA	326.5%	20%	65.3%
	Total(3)				100%	172.4%
Mr. Cannon	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(1)	NA	NA	127.3%	40%	50.9%
	Individual Performance(2)	NA	NA	100.0%	20%	20.0%
	Total				100%	127.1%
Mr. DeVeydt	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(1)	NA	NA	127.3%	40%	50.9%
	Individual Performance(2)	NA	NA	200.0%	20%	40.0%
	Total				100%	147.1%
Mr. Goulet	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(4)	$3,123.6	$3,238.9	121.2%	40%	48.5%
	Individual Performance(2)	NA	NA	100.0%	20%	20.0%
	Total				100%	124.6%
Mr. Zoretic	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(5)	$790.2	$979.1	200.0%	40%	80.0%
	Individual Performance(2)	NA	NA	200.0%	20%	40.0%
	Total				100%	176.2%
Ms. McCarthy	Adjusted Consolidated Operating Gain	$3,862.9	$4,064.9	140.4%	40%	56.2%
	Adjusted Business Unit Operating Gain(1)	NA	NA	127.3%	40%	50.9%
	Individual Performance(2)	NA	NA	200.0%	20%	40.0%
	Total				100%	147.1%

(1)	Represents the results for Messrs. Swedish, Cannon and DeVeydt, and Ms. McCarthy, whose awards were based on the average award percentage paid to participants across our business units.
(2)	A description of how individual performance is assessed by the Committee is shown under “Elements of Total Rewards — Overview” on page 38. The individual performance budget was funded at an aggregate payout percentage of 26.8% for all participants. As shown in the table, four of the NEOs earned a higher award percentage, and two of the NEOs earned a lower percentage.
(3)	The percentage shown is based on Mr. Swedish’s pro rata target award for the period from March 25, 2013 through December 31, 2013. This total payout equals 133.9% of his annualized target award, and was awarded to recognize his performance and contributions in 2013. 133.9% is equal to the average award paid to all participants.
(4)	Target and Actual shown for Mr. Goulet are the 2013 results of the Commercial and Specialty Business Division. Mr. Goulet’s award was based on the Commercial Business from January through April and the Commercial and Specialty Business Division from May through December.

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Executive Compensation (continued)

(5)	Target and Actual for Mr. Zoretic are the 2013 results of the Government Business Division. Mr. Zoretic’s award was based on the Medicaid Business from January through April, and the Government Business Division from May through December.

The Committee has the discretion to reduce AIP awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders. The Committee did not reduce any 2013 AIP awards.

Consolidated Operating Gain and Business Unit Operating Gain results are calculated as operating revenue less benefit expense, selling, general and administrative expense and cost of products. For purposes of AIP awards, these results are calculated on an adjusted, non-GAAP basis by the Committee to remove certain pre-established categorical amounts, which are often reported to the investment community and would generally not be included by the investment community in the determination of our financial results. For 2013, there were small adjustments used to calculate Consolidated Operating Gain and Business Unit Operating Gain results. These adjustments did not increase overall expense, as the funds to pay for these adjustments reduced the Individual Performance funding pool approved by the Committee.

Regular Equity Awards

The Committee granted regular equity awards on March 1, 2013 to coincide with the Committee’s Total Rewards review of our NEOs’ compensation. The date of the Committee meeting is set in advance and is the first business day of March every year. The Committee awarded stock options, performance share units, and time-based restricted stock units to more than 3,000 associates including NEOs. In accordance with our policy of granting equity only on the first business day of any month, the equity awards to Mr. Swedish were granted on April 1, 2013, the first business day in the month following his employment date. Mr. Zoretic and Ms. McCarthy received promotional equity grants on June 3, 2013. All of these awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders.

For the 2013 performance shares, we retained the EPS and member-months metrics, and we eliminated the Selling, General and Administrative (“SG&A”) expense per-member per-month metric. The purpose of retaining these two metrics was to continue to position us to succeed in the marketplace by utilizing performance measures that are key components of our profitable growth strategy. We continue to tightly control SG&A expenses through our budgeting, forecasting and management processes, and have determined that this metric did not need to be a focus of our long term incentive plan in 2013.

For 2013, the Committee retained the 2012 equity award structure mix for our executives, including our NEOs. We retained the mix that we utilized in 2011 and 2012, such that one-half of the total award is structured as performance shares. The weightings below are based on the grant date fair value, calculated in accordance ASC Topic 718.

For 2014, we changed the mix to 50% performance share units, 25% time-based restricted stock units, and 25% stock options to better balance rewards for retention and stock price growth.

Special Equity Awards

The Committee granted special restricted stock unit awards during 2013 to Messrs. Swedish, Cannon, DeVeydt and Zoretic. The award to Mr. Swedish was a part of the new hire negotiations. The award to Mr. Cannon was to recognize his performance as Interim CEO. The award to Mr. DeVeydt was to recognize his performance as CFO, to

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Executive Compensation (continued)

encourage retention, and to make his pay more competitive with other CFOs among our direct health care industry peers. The award to Mr. Zoretic was to encourage retention following the Amerigroup merger.

Performance Share Units — Measures and Results

The performance measures for the 2013 performance share unit grants and the weight and purpose for each performance measure are as follows:

Measure and Metrics	Weight	Purpose
Membership: 2013 Monthly Medical Membership and a portion of Monthly Specialty Membership vs. Plan	50%	Lay the groundwork to win in the post-health care reform environment with the most competitive offering possible
Net Income Per Share (“EPS”): 2013 Adjusted EPS(1) vs. Plan	50%	Balance short and long-term return and investment; serve our shareholders today in order to invest for tomorrow

(1)	For purposes of performance share unit calculations, Adjusted EPS is calculated on an adjusted, non-GAAP basis by the Committee to remove certain pre-established categorical amounts, which are often reported to the investment community and would generally not be included by the investment community in the determination of our financial results. The 2013 pre-established adjustments reflected increases to reported EPS for other-than temporary impairment losses on investments, loss on extinguishment of debt, acquisition and integration related costs, and impairment of intangible assets, and decreases to reported EPS for net realized gain on investments and tax benefit from favorable tax election.(See GAAP Reconciliation table on page A-1.)

The payout scale for each measure detailed above provided for a minimum award of 0% of the units granted, a target award of 100% of the units granted for achieving each business plan target and a maximum award of 150% of the units granted. The targets for each of these measures were based on our 2013 business plan, which was developed during our rigorous annual budgeting process.

On March 3, 2014, the Committee certified the results and, based on the pre-set payout scales, the Committee determined that 130% of target for the performance share units granted were earned in 2013 as set out in the table below:

Measure	Target	Actual	Award Percent Earned	Weighting	Total Percent of Target
Monthly Membership (in thousands)	434,200	435,500	110%	50%	55%
Adjusted EPS	$7.65	$8.52	150%	50%	75%
Total					130%

The Committee has the discretion to reduce performance share unit awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders. The Committee did not adjust the earned performance share unit awards in 2013.

These earned performance share units are then subject to time-based vesting described below.

2013 Time-Based Restricted Stock Unit and Performance Share Unit Vesting Schedule, Dividend Equivalents and Performance Share Units Earned

The earned performance share units and restricted stock units granted are subject to time-based vesting. The restricted stock units and earned performance share units vest in three equal annual installments, with the exception of Mr. DeVeydt’s special restricted stock unit grant on March 1, 2013, which vests 50% after two years, 25% after three years and 25% after four years.

Performance share units and restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed to the participants upon vesting, and are cancelled if the underlying units do not vest.

Stock Options

The exercise prices for the stock options granted to NEOs in 2013 were $61.88 per share on March 1, 2013, $67.44 per share on April 1, 2013, and $77.50 per share on June 3, 2013, the respective closing prices of our common stock on the NYSE on those dates. The term of all stock options granted was seven years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005.

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Executive Compensation (continued)

The purpose of providing vesting every six months is to stagger inducements for remaining with the Company over the course of any year. More specifically, incumbents must generally be employed on December 31st of each year to be eligible to receive their AIP and then must be employed on March 1st and September 1st of each year for their stock option grants to vest.

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels.

In setting the total shares available for long-term equity awards to all participants for the period between March 1, 2013 and February 1, 2014, the Committee considered the impact of the ASC Topic 718 expense on our income statement. In 2013, the Committee increased the aggregate target ASC Topic 718 expense of the 2013 grant pool by $27 million compared to the 2012 amount to fund grants to participants employed by WellPoint as a result of our acquisition of Amerigroup in December 2012.

Our grant size guidelines provide for differentiation, and participant awards generally range from 66.67% to 133.33% percent of the target levels set for their particular positions.

The ASC Topic 718 expense of equity awards granted to each NEO is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals. In apportioning these equity awards, the Committee also considers competitive market data. The awards granted in 2013 to the NEOs were all pursuant to and within the guidelines set forth above and were a part of the budgeted annual aggregate stock-based compensation cost. The number of shares or units and ASC Topic 718 grant date expense for equity granted to NEOs is shown on the Grants of Plan Based Awards table on page 53.

Broad-Based Employee Benefits

Our NEOs generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2013, NEOs paid in excess of 50% of the cost of the coverage, as compared with front line associates who generally paid between 5% and 25% of the cost of their coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the 401(k) Plan, retiree health care benefits, a cash balance pension plan for associates who meet age and service criteria, adoption assistance benefits, and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the NEOs, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 63, a participant may defer receipt of salary and AIP and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this program to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce is provided through the 401(k) Plan, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 52 in this proxy statement, we offer a limited set of perquisites to all NEOs. We do not provide NEOs with memberships in country clubs or automobile benefits, except as related to the enhanced safety and security benefits provided to Mr. Swedish described in more detail in footnote 5 to the Summary Compensation Table.

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Executive Compensation (continued)

Tax Treatment of Compensation

Section 162(m)(1) of the Tax Code limits the amount a publicly-held corporation may deduct for compensation paid to the CEO and certain NEOs to $1 million per year per executive, makes an exception for performance-based compensation and commissions, and excludes the compensation paid to former covered executives once they are no longer covered. AIP awards, performance share units, and stock options are granted under the shareholder approved WellPoint Incentive Compensation Plan (“Incentive Plan”) and administered by the Committee such that they are intended to qualify as performance-based compensation to permit us to obtain full tax deductibility pursuant to Section 162(m)(1) of the Tax Code.

The Patient Protection and Affordable Care Act (PPACA) amended the Tax Code to add Section 162(m)(6) which limits the amount that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Unlike Section 162(m)(1) of the Tax Code, Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The new rule is effective for employer tax years beginning after December 31, 2012. Consequently, the Company is limited to a $500,000 deduction for compensation paid to each Named Executive Officer in 2013.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Determination of Compensation

Role of the Compensation Consultant

In May 2010, the Committee selected Semler Brossy Consulting Group, LLC (“Semler Brossy”) to act as its independent compensation consultant. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee by management, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executive officers including the other NEOs. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style, and performance and Total Rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other NEOs.

Compensation Consultant Independence

Semler Brossy does not provide any services to WellPoint other than those detailed above. At our February 2014 meeting, the Committee determined that no conflicts of interest exist with respect to Semler Brossy serving as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and Directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

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Executive Compensation (continued)

Role of Management

In general, the Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. The Board met with Mr. Swedish to agree upon his performance objectives after he joined the Company in March 2013. At the beginning of the following year, the CEO provides to the Committee his or her self-assessment, and the Committee evaluates the CEO’s performance based on his or her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our NEOs, provides his own evaluations of the other executive officers’ performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and the AIP individual performance award component for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

All NEOs participate in the annual and long-term business planning processes and in recommending to the Committee the AIP and performance share unit measures and targets that result from these processes. These measures and targets impact the compensation of the associates who participate in our AIP and who are granted performance share units.

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long-term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to two distinct comparator groups. One group represents a sample of 48 similarly-sized companies from general industry, and the other group includes our six largest direct health insurance competitors. The Committee uses two groups because many of our direct industry competitors are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy. Companies are selected on the basis of whether they compete with us in the executive labor market and whether they had comparable revenue in the prior full fiscal year.

The Committee, with the assistance of Semler Brossy, set the comparator groups for 2013 as follows:

(1)	The Standard and Poor’s 500 (the “S&P 500”) 11th-60th largest companies ranked by 2011 revenue (the “S&P 11-60”). Our 2011 revenue was the 30th largest of these 48 companies. The group is comprised of the following companies:

• American International Group, Inc.	• The Kroger Co.
• Amazon.com, Inc.	• Lockheed Martin Corporation
• AmerisourceBergen Corporation	• Lowe’s Companies, Inc.
• Apple Inc.	• Marathon Oil Corporation
• Archer-Daniels-Midland Company	• McKesson Corporation
• AT&T Inc.	• Metlife, Inc.
• Best Buy Co., Inc.	• Microsoft Corporation
• The Boeing Company	• Merck & Co., Inc.
• Cardinal Health, Inc.	• PepsiCo, Inc.
• Caterpillar Inc.	• JP Morgan Chase & Co.
• Cisco Systems, Inc.	• Pfizer Inc.
• Citigroup Inc.	• The Procter & Gamble Company

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Executive Compensation (continued)

• The Coca-Cola Company	• Prudential Financial, Inc.
• Comcast Corporation	• Safeway Inc.
• Costco Wholesale Corporation	• Sears Holdings Corporation
• CVS Caremark Corporation	• Sunoco, Inc.
• Dell Inc.	• Target Corporation
• The Dow Chemical Company	• United Parcel Service, Inc.
• Express Scripts, Inc.	• United Technologies Corporation
• FedEx Corporation	• UnitedHealth Group Incorporated
• The Home Depot, Inc.	• Valero Energy Corporation
• Intel Corporation	• Verizon Communications Inc.
• International Business Machines Corporation	• Walgreen Co.
• Johnson & Johnson	• Wells Fargo & Company

(2)	Our six largest direct health insurance peers, five of which are significantly smaller than we are:

• Aetna Inc.	• Health Net, Inc.
• CIGNA Corporation	• Humana Inc.
• Coventry Health Care, Inc. (pre-merger)	• UnitedHealth Group Incorporated

The Committee retained these two comparator groups for 2014. The S&P 500 11th-60th largest companies comparator group was updated in July 2013 to be ranked by 2012 revenue. As a result of this revenue update, Bank of America Corporation, ConocoPhillips, Google, Inc., Hewlett-Packard Company, and LyondellBasell Industries, N.V. were added to the group for 2014 and Apple, Sears, Sunoco, and Valero were removed from the group for 2014. Our 2012 revenue was the 32nd largest of these 48 companies, as it did not include most of the revenue from Amerigroup. Coventry Health Care, Inc. was acquired by Aetna, Inc. in 2013 and was therefore removed from our direct health insurance peer group for 2014.

In setting 2013 compensation, the Committee reviewed the available data from each of these comparator groups to better understand the practices of companies in our size category and our direct peers. Where possible, the data that was used to make compensation decisions in March 2013 was taken from surveys of 2012 compensation of our comparator groups prepared by third-party survey companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, as reported in the surveys.

We draw competitive compensation information from a number of nationally recognized surveys as well as public filings and disclosures to determine pay practices and levels of peers. The Committee’s consultant either reviews or develops this information for the benefit of the Committee.

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the median described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of Company performance relative to the performance share unit measures and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric comparing long-term compensation with comparable positions, as well as the value of unvested equity awards held by the NEOs.

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Executive Compensation (continued)

Comparison to S&P 11-60 Comparator Group

The Committee compared the 2013 target total compensation of our NEOs with comparable positions at participating companies in the S&P 11-60 comparator group. The most recent survey data available for the comparator groups in preparing these comparisons was as of March 1, 2013. Comprehensive information from 2012 public filings was also considered in this review. For purposes of this comparison, target total compensation for our NEOs includes base salary as of March 1, 2013, target 2013 AIP award amounts, the ASC Topic 718 expense of 2013 equity awards and one-third of the ASC Topic 718 expense of special equity awards, where applicable, received within three years of March 1, 2013. We did not include one-time equity awards to Mr. Cannon related to his position as Interim CEO and Mr. Zoretic related to our merger with Amerigroup in this analysis. The target total compensation for Mr. Swedish, based on his annualized pay as CEO, was between the twenty-fifth percentile and the median of CEOs at companies in this comparator group. The target total compensation for each of Messrs. DeVeydt and Cannon and Ms. McCarthy was near the median of comparable positions at companies in this comparator group. The target compensation for each of Messrs. Goulet and Zoretic was between the twenty-fifth percentile and the median of comparable positions at companies in this comparator group.

Benefits and perquisites represent a small proportion of the Total Rewards program for our NEOs. The overall value of our broad-based employee benefits that were available to our NEOs in 2013 were 10% below the median survey average of the benefit packages offered by participating companies in our S&P 11-60 comparator group and our direct competitors.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executives, including the NEOs. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. In 2010, the Committee amended the program to restrict the sale of our stock for executive officers who have not met their ownership requirements. The stock ownership guideline is five (5) times base salary for the CEO, and three (3) times base salary for the other NEOs. For the purposes of this program, all shares directly owned, unvested restricted stock units and unvested earned performance share units are included in the calculation. Unexercised stock options are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. Our NEOs each owned sufficient shares as of December 31, 2013 to meet his or her ownership guidelines.

Named Executive Officer	Number of Shares Beneficially Owned(1)	Value of Shares Beneficially Owned(2)	Required Holding	Excess Holding	Actual Ownership as a Multiple of Base Salary
Mr. Swedish	134,936	$12,466,737	$6,250,000	$6,216,737	10.0 X Salary
Mr. Cannon	130,843	$12,088,585	$2,250,000	$9,838,585	16.1 X Salary
Mr. DeVeydt	128,409	$11,863,707	$2,250,000	$9,613,707	15.8 X Salary
Mr. Goulet	109,892	$10,152,921	$2,250,000	$7,902,921	13.5 X Salary
Mr. Zoretic	49,634	$4,585,685	$2,100,000	$2,485,685	6.6 X Salary
Ms McCarthy	77,209	$7,133,340	$1,920,000	$5,213,340	11.1 X Salary

(1)	Includes performance share units earned pursuant to the 2013 grant.
(2)	Based on $92.39, the closing price of one share of our common stock on the NYSE on December 31, 2013.

See “Compensation of Non-Employee Directors — Board Equity Compensation and Stock Ownership Guidelines” on page 17 for a discussion of our directors’ stock ownership requirements.

Restrictions on Hedging and Pledging

As part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including our NEOs, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all NEOs, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending two business days after the release of quarterly earnings.

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Executive Compensation (continued)

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12-month period. The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Severance and Change in Control Arrangements

Our NEOs are entitled to severance upon termination without cause by us. Messrs. Swedish, Cannon, DeVeydt, and Goulet, and Ms. McCarthy are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 67. Mr. Zoretic is eligible for severance benefits pursuant to his employment agreement, as described beginning on page 66. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the agreements described above and in “Compensation Plans — Employment Agreement” and “Compensation Plans — Other Executive Severance Arrangements.” The Executive Agreement Plan and Mr. Zoretic’s employment agreement do not provide for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee

Ramiro G. Peru, Chairman

Robert L. Dixon, Jr.

Lewis Hay, III

William J. Ryan

George A. Schaefer, Jr.

John H. Short

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Executive Compensation (continued)

Assessment of Compensation-Related Risks

In February 2014, several members of our management team, including our Chief Accounting Officer and our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices. The team reviewed and discussed the various design features and characteristics of our Company-wide compensation policies and programs, as well as those at the business unit level, performance metrics at the Company and business unit levels and approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance share units and restricted stock units, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives, including the performance measures used for the AIP, performance share unit awards and other incentive compensation arrangements, and the elements of our compensation programs for our other employees.

In March 2014, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.
•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance, business unit financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance share units and time-based restricted stock units.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years, with equity-based awards generally vesting evenly over three years and stock options having terms of seven years. This minimizes the benefit of a temporary spike in stock price.

•	The Company’s recoupment policy covers all of our executive officers subject to Section 16 of the Exchange Act.
•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•

Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped at 200% of target for annual incentives and 150% of target for performance share units.

•	Payouts for the AIP and performance share units are based on results audited by the Internal Audit department.
•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging, pledging stock and short sales.

Based on the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

50  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2013, and where applicable, December 31, 2012 and December 31, 2011.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
Joseph R. Swedish(6) Chief Executive Officer	2013		$913,461		$0		$7,900,056		$1,600,019		$2,510,625		$0		$4,055,766		$16,979,927
John Cannon(7) Former EVP, General Counsel and Chief Public Affairs Officer	2013 2012 2011	$ $ $	810,097 744,232 600,000	$ $ $	0 500,000 0	$ $ $	3,900,049 4,100,091 1,136,044	$ $ $	599,988 399,966 284,044	$ $ $	1,059,580 643,641 600,529	$ $ $	0 0 0	$ $ $	108,149 85,500 84,084	$ $ $	6,477,863 6,473,430 2,704,701
Wayne S. DeVeydt EVP and Chief Financial Officer	2013 2012 2011	$ $ $	744,232 719,228 700,000	$ $ $	0 0 0	$ $ $	5,400,020 2,400,043 1,840,050	$ $ $	599,988 599,965 460,077	$ $ $	1,094,497 585,280 824,256	$ $ $	0 0 0	$ $ $	84,868 91,844 105,456	$ $ $	7,923,605 4,396,360 3,929,839
Kenneth R. Goulet EVP, Commercial & Specialty	2013 2012 2011	$ $ $	744,232 719,228 700,000	$ $ $	0 0 0	$ $ $	2,400,016 2,400,043 1,600,015	$ $ $	599,988 599,965 400,099	$ $ $	927,506 583,028 910,245	$ $ $	0 0 0	$ $ $	83,090 95,179 110,187	$ $ $	4,754,832 4,397,443 3,720,546
Richard C. Zoretic EVP, Government	2013 2012	$ $	650,962 0	$ $	0 0	$ $	4,500,121 0	$ $	499,927 0	$ $	1,166,514 0	$ $	0 0	$ $	8,750 4,321,792	$ $	6,826,274 4,321,792
Gloria M. McCarthy EVP and Chief Administrative Officer	2013		$636,540		$0		$1,600,094		$399,922		$824,664		$28,135		$111,581		$3,600,936

(1)	The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date. Dividend equivalents on the stock awards are factored into the grant date fair value.

The amounts in this column include the grant date fair values for time-based restricted stock units and performance share units. The grant date fair value for the performance share units was computed based on the target level of performance being achieved. Based on our actual performance, the target number of performance share units granted to our NEOs was multiplied by a performance factor of 130% for 2013. The table below sets forth the grant date fair value of the restricted stock units granted in 2013 and the performance share units granted in 2013 at the target level of performance, the maximum level of performance and the actual level of performance.

Name	Restricted Stock Units Granted	Performance Share Units – Target	Performance Share Units – Maximum	Performance Share Units – Actual
Joseph R. Swedish	$3,900,055	$4,000,001	$6,000,002	$5,200,029
John Cannon	$2,400,078	$1,499,971	$2,249,957	$1,949,963
Wayne S. DeVeydt	$3,900,049	$1,499,971	$2,249,957	$1,949,963
Kenneth R. Goulet	$900,045	$1,499,971	$2,249,957	$1,949,963
Richard C. Zoretic	$3,250,125	$1,249,996	$1,874,994	$1,625,010
Gloria M. McCarthy	$600,093	$1,000,001	$1,500,001	$1,300,016

(2)	The amounts in this column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718.

WellPoint, Inc. 2014 Proxy Statement  |  51

Executive Compensation (continued)

The assumptions used in the calculation of the grant date fair value of the options were as follows:

Awards Granted In	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2013	2.40%	35.00%	4.0 years	1.25%
2012	1.60%	34.00%	4.1 years	1.41%
2011	1.50%	34.00%	4.0 years	2.84%

(3)	The amounts in this column represent cash AIP awards earned during the reported year which were paid in the following year. Based on a combination of Company, business unit and individual performance, the awards earned as a percentage of their respective target awards for 2013 (and paid in 2014) were 172.4% for Mr. Swedish, 127.1% for Mr. Cannon, 147.1% for Mr. DeVeydt, 124.6% for Mr. Goulet, 176.2% for Mr. Zoretic, and 147.1% for Ms. McCarthy.
(4)	The amounts in this column reflect the increase in the actuarial present value of the NEO’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.
(5)	The amounts in this column for 2013 include cash as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans — WellPoint Directed Executive Compensation Plan,” and the cost of an executive physical for those who chose to have an executive physical this year, as detailed in the following table:

Name	DEC Cash	Executive Physical
Joseph R. Swedish	$40,500	$0
John Cannon	$30,000	$0
Wayne S. DeVeydt	$30,000	$1,684
Kenneth R. Goulet	$30,000	$0
Richard C. Zoretic	$0	$0
Gloria M. McCarthy	$30,000	$0

The amounts shown above as “DEC Cash” are the amounts of cash actually paid to the Named Executive Officer as cash credits under the DEC program in 2013. The executive physical amounts are the actual amounts paid to each provider of the benefits in 2013.

The amounts in this column also include matching contributions made by us under the applicable 401(k) Plan and deferred compensation plan in 2013. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match
Joseph R. Swedish	$0	$0
John Cannon	$10,200	$67,949
Wayne S. DeVeydt	$10,200	$42,984
Kenneth R. Goulet	$10,200	$42,890
Richard C. Zoretic	$8,750	$0
Gloria M. McCarthy	$10,200	$31,725	*

*	Ms McCarthy received a supplemental pension benefit contribution to the Deferred Compensation Plan in the amount of $39,656 in addition to the match shown in this table, which amount is included in this column.

In addition to the perquisites and benefits described above, Mr. Swedish also received the following items in 2013 which are included in this column:

•	a “make whole” payment of $3,764,550, to replace compensation forfeited upon accepting employment;
•	a $10,000 matching charitable contribution made by the WellPoint Foundation pursuant to the Directors’ Matching Gift Program;
•	reimbursement of legal fees in the amount of $81,909 related to negotiation of his employment agreement;
•	relocation benefits of $78,790 as provided under our homeowner relocation guidelines applicable to our senior executives;
•	personal security benefits of $2,193; and
•

$77,824 for the net aggregate incremental cost to us related to his use of the corporate aircraft in 2013. The incremental cost is calculated based on the variable operating costs, including cost per flight hour, fuel charges, catering and landing fees, and does not include fixed operating costs such as management and lease fees. In each case, the travel undertaken by Mr. Swedish was primarily business related, but originated or terminated at his personal residence (or other location selected by the CEO) not located in the Indianapolis area. He does not use the corporate aircraft to commute to or from our corporate headquarters in Indianapolis.

(6)	Mr. Swedish’s annualized base salary for 2013 was $1,250,000.
(7)	Mr. Cannon’s compensation reflects the increased payments received in his role as Interim CEO until March 24, 2013. Mr. Cannon left the Company in March 2014.

52  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

Grants of Plan Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph R. Swedish	—		$0	$1,456,729	$2,913,458
	4/1/2013	(4)				0	59,312	88,968				$4,000,001
	4/1/2013	(5)							35,588			$2,400,055
	4/1/2013	(6)								102,303	$67.44	$1,600,019
	4/1/2013	(7)							22,242			$1,500,000
John Cannon	—		$0	$833,895	$1,667,790
	3/1/2013	(4)				0	24,240	36,360				$1,499,971
	3/1/2013	(5)							14,545			$900,045
	3/1/2013	(6)								41,811	$61.88	$599,988
	3/1/2013	(8)							24,241			$1,500,033
Wayne S. DeVeydt			$0	$744,232	$1,488,464
	3/1/2013	(4)				0	24,240	36,360				$1,499,971
	3/1/2013	(5)							14,545			$900,045
	3/1/2013	(6)								41,811	$61.88	$599,988
	3/1/2013	(9)							48,481			$3,000,004
Kenneth R. Goulet			$0	$744,232	$1,488,464
	3/1/2013	(4)				0	24,240	36,360				$1,499,971
	3/1/2013	(5)							14,545			$900,045
	3/1/2013	(6)								41,811	$61.88	$599,988
Richard C. Zoretic	—		$0	$662,190	$1,324,380
	1/2/2013	(10)							41,038			$2,500,035
	3/1/2013	(4)				0	16,160	24,240				$999,981
	3/1/2013	(5)							9,697			$600,050
	3/1/2013	(6)								27,873	$61.88	$399,978
	6/3/2013	(4)				0	3,226	4,839				$250,015
	6/3/2013	(5)							1,936			$150,040
	6/3/2013	(6)								5,562	$77.50	$99,949
Gloria M. McCarthy			$0	$560,752	$1,121,503
	3/1/2013	(4)				0	12,120	18,180				$749,986
	3/1/2013	(5)							7,273			$450,053
	3/1/2013	(6)								20,904	$61.88	$299,972
	6/3/2013	(4)				0	3,226	4,839				$250,015
	6/3/2013	(5)							1,936			$150,040
	6/3/2013	(6)								5,562	$77.50	$99,949

(1)	These columns show the range of payouts targeted for 2013 performance under the AIP. The cash payouts for 2013 performance were made in March 2014 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The AIP includes various measures of our performance, which each have a different weight and an independent threshold performance level. For corporate operating gain, which is weighted at 40%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance. Business unit operating gain is also weighted at 40% and has the same payout range. For individual performance, weighted at 20%, the Compensation Committee has the discretion to set the payout percentage, which could be 0%. The maximum total payment under the AIP is 200% of target.
(2)	All options were granted at an exercise price equal to the fair market value based on the closing price of our common stock on the NYSE on the date of grant.

WellPoint, Inc. 2014 Proxy Statement  |  53

Executive Compensation (continued)

(3)	The grant date fair value of these awards was calculated in accordance with ASC Topic 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.
(4)	Represents the performance share units granted to each NEO under the Incentive Plan. The final number of shares received depended on our performance versus our performance goals, as detailed in the Compensation Discussion and Analysis under “Elements of Total Rewards — Performance Share Units — Measures and Results” on page 43. The final number of shares will be from 0% to 100% of target for performance between the threshold and target level and up to 150% of target for maximum performance. These shares vest in equal installments on March 1, 2014, March 1, 2015 and March 1, 2016, except for Mr. Swedish, who was hired in March, whose shares will vest on April 1, 2014, April 1, 2015 and April 1, 2016. Mr. Zoretic and Ms. McCarthy received additional grants on June 3, 2013 for taking on additional responsibilities; these shares vest on June 3, 2014, June 3, 2015 and June 3, 2016. The Compensation Committee determined, based on our performance against the performance goals, that 130.0% of the shares were earned. Therefore, the number of performance shares granted was multiplied by this percentage to calculate the final shares earned. Consequently, the number of performance share units issued was 77,106 for Mr. Swedish, 31,512 for Mr. Cannon, 31,512 for Mr. DeVeydt, 31,512 for Mr. Goulet, 25,202 for Mr. Zoretic and 19,950 for Ms. McCarthy.
(5)	Represents the number of restricted stock units granted to each NEO under the Incentive Plan on March 1, 2013 and for Mr. Swedish, April 1, 2013. These shares vest in equal installments on March 1, 2014, March 1, 2015 and March 1, 2016 except for Mr. Swedish whose shares will vest on April 1, 2014, April 1, 2015 and April 1, 2016. Mr. Zoretic and Ms. McCarthy received additional grants on June 3, 2013 for taking on additional responsibilities; these shares vest on June 3, 2014, June 3, 2015 and June 3, 2016.
(6)	Represents the number of stock options granted to each NEO as an annual grant under the Incentive Plan. These options vest in equal semi-annual installments on September 1, 2013, March 1, 2014, September 1, 2014, March 1, 2015, September 1, 2015 and March 1, 2016, except for Mr. Swedish whose vesting occurs one month later for each installment due to his one month later grant date. Mr. Zoretic and Ms. McCarthy received additional grants on June 3, 2013 for taking on additional responsibilities; those options also vest in six equal semi-annual installments on the six-month anniversaries of the grant date.
(7)	Represents the number of restricted stock units issued to Mr. Swedish under the Incentive Plan as a sign-on grant. These shares vest in equal installments on March 25, 2014, March 25, 2015 and March 25, 2016.
(8)	Represents the number of restricted stock units issued to Mr. Cannon under the Incentive Plan in recognition of his role as Interim Chief Executive Officer. These shares vest in equal installments on March 1, 2014, March 1, 2015, and March 1, 2016.
(9)	Represents the number of restricted stock units issued to Mr. DeVeydt under the Incentive Plan. These shares vest 50% on March 1, 2015, 25% on March 1, 2016, and 25% on March 1, 2017.
(10)	Represents the number of restricted stock units issued to Mr. Zoretic under the Incentive Plan. These shares vested on December 24, 2013.

54  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(3)
Joseph R. Swedish					57,830	$5,342,914	59,312	$5,479,836
	17,050	85,253	$67.440	4/1/2020
John Cannon					99,331	$9,177,191	24,240	$2,239,534
	40,000	0	$87.000	1/2/2018
	0	2,720	$65.980	3/1/2018
	0	12,338	$66.230	3/1/2019
	0	34,843	$61.880	3/1/2020
Wayne S. DeVeydt					96,276	$8,894,940	24,240	$2,239,534
	60,000	0	$76.590	3/1/2016
	61,867	0	$80.810	3/1/2017
	13,333	0	$81.070	7/2/2017
	22,021	4,405	$65.980	3/1/2018
	18,505	18,507	$66.230	3/1/2019
	6,968	34,843	$61.880	3/1/2020
Kenneth R. Goulet					46,204	$4,268,788	24,240	$2,239,534
	14,662	0	$63.360	4/4/2015
	29,333	0	$76.590	3/1/2016
	46,667	0	$80.810	3/1/2017
	6,000	0	$78.060	11/1/2017
	72,805	0	$70.800	3/3/2015
	116,426	0	$30.100	3/2/2016
	35,807	0	$62.060	3/1/2017
	19,150	3,831	$65.980	3/1/2018
	18,505	18,507	$66.230	3/1/2019
	6,968	34,843	$61.880	3/1/2020
Richard C. Zoretic(4)					19,688	$1,818,974	19,386	$1,791,073
	4,120	4,121	$60.150	9/28/2019
	4,645	23,228	$61.880	3/1/2020
	927	4,635	$77.500	6/3/2020
Gloria M. McCarthy					25,039	$2,313,353	15,346	$1,417,817
	9,575	1,916	$65.980	3/1/2018
	9,252	9,254	$66.230	3/1/2019
	3,484	17,420	$61.880	3/1/2020
	927	4,635	$77.500	6/3/2020

WellPoint, Inc. 2014 Proxy Statement  |  55

Executive Compensation (continued)

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
3/1/2018	All remaining shares vested on March 1, 2014.
3/1/2019	Vest in equal installments on March 1, 2014, September 1, 2014 and March 1, 2015.
9/28/2019	Vest in equal installments on December 31, 2014 and December 31, 2015.
3/1/2020	Vest in equal installments on March 1, 2014, September 1, 2014, March 1, 2015, September 1, 2015 and March 1, 2016.
4/1/2020	Vest in equal installments on April 1, 2014, October 1, 2014, April 1, 2015, October 1, 2015 and April 1, 2016.
6/3/2020	Vest in equal installments on June 3, 2014, December 3, 2014, June 3, 2015, December 1, 2015 and June 3, 2016.

(2)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the target number of performance share units granted to our NEOs in 2013. The final number of shares earned depended on our performance versus our performance goals, as detailed in the Compensation Discussion and Analysis under “Elements of Total Rewards — Performance Share Units — Measures and Results” on page 43. As discussed in footnote 4 to the Grants of Plan Based Awards table, the Compensation Committee determined that the performance achieved resulted in the currently unvested 2013 performance share units being earned at 130% of target. Therefore, the number of performance share units granted was multiplied by 130% to calculate the actual performance share units earned.

The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock unit grants and unvested performance share units earned in 2011, 2012 and 2013 reflected in the “Number of Shares or Units of Stock That Have Not Vested” column, as well as the vesting dates for the actual performance share units earned in 2013, as described above.

Name	Vesting Date	Restricted Stock Units (#)	Performance Share Units Earned in 2011 (#)	Performance Share Units Earned in 2012 (#)	Performance Share Units Earned in 2013 (#)
Joseph R. Swedish	3/25/2014	7,414	—	—	—
	4/1/2014	11,862	—	—	25,702
	3/25/2015	7,414	—	—	—
	4/1/2015	11,863	—	—	25,702
	3/25/2016	7,414	—	—	—
	4/1/2016	11,863	—	—	25,702
John Cannon	3/1/2014	18,101	5,381	3,996	10,504
	10/1/2014	10,780	—	—	—
	12/1/2014	6,639	—	—	—
	3/1/2015	15,948	—	3,996	10,504
	10/1/2015	10,780	—	—	—
	3/1/2016	12,930	—	—	10,504
	10/1/2016	10,780	—	—	—
Wayne S. DeVeydt	3/1/2014	12,864	8,715	5,994	10,504
	3/1/2015	33,618	—	5,995	10,504
	3/1/2016	16,969	—	—	10,504
	3/1/2017	12,121	—	—	—
Kenneth R. Goulet	3/1/2014	12,410	7,578	5,994	10,504
	3/1/2015	9,378	—	5,995	10,504
	3/1/2016	4,849	—	—	10,504
Richard C. Zoretic	3/1/2014	3,232	—	—	7,002
	6/3/2014	645	—	—	1,398
	12/14/2014	2,685	—	—	—
	3/1/2015	3,232	—	—	7,003
	6/3/2015	645	—	—	1,398
	12/14/2015	2,685	—	—	—
	3/1/2016	3,233	—	—	7,003
	6/3/2016	646	—	—	1,398
	12/14/2016	2,685	—	—	—
Gloria M. McCarthy	3/1/2014	6,205	3,789	2,997	5,252
	6/3/2014	645	__	—	1,398
	3/1/2015	4,689	—	2,998	5,252
	6/3/2015	645	__	—	1.398
	3/1/2016	2,425	—	—	5,252
	6/3/2016	646	__	—	1,398

(3)	These amounts are calculated by multiplying $92.39, the closing price of our common stock on December 31, 2013, by the applicable number of shares.
(4)	Mr. Zoretic’s outstanding equity awards consist of grants he received as an employee of Amerigroup that were converted to awards under our Incentive Plan at the time of the Amerigroup acquisition.

56  |  WellPoint, Inc. 2014 Proxy Statement

Executive Compensation (continued)

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards(1)(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph R. Swedish	0	$0	0	$0
John Cannon	157,712	$4,034,711	17,417	$1,588,586
Wayne S. DeVeydt	149,565	$3,131,923	24,917	$1,593,941
Kenneth R. Goulet	44,783	$1,248,700	0	$0
Richard C. Zoretic	0	$0	43,723	$4,032,078
Gloria M. McCarthy	133,582	$2,026,871	5,372	$343,969

(1)	As previously disclosed, annual grants that would have typically vested on March 1 or 2, 2013 vested instead on December 10, 2012 in order to obtain a federal income tax deduction that would otherwise not be available in 2013 due to tax law changes. Therefore, the 2010, 2011 and 2012 grants that would have normally vested in 2013 have already vested. The above table includes the following shares:

•	Mr. Cannon had 6,638 restricted stock units that vested pursuant to a 2010 increased responsibility recognition grant.
•	Mr. Cannon had 10,779 restricted stock units that vested pursuant to a 2012 interim CEO grant.
•	Mr. DeVeydt had 24,917 restricted stock units that vested pursuant to a retention grant made in 2009.
•	Ms. McCarthy had 2,149 restricted stock units and 3,223 performance share units that vested from the 2010 annual grant.
•	Mr. Zoretic had 2,685 restricted stock units that vested pursuant to a 2012 pre-merger Amerigroup grant.
•	Mr. Zoretic had 41,038 restricted stock units that vested pursuant to a 2013 retention grant provided at the time of the Amerigroup merger.

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each applicable NEO, including the number of years of service credited to each such NEO, under each of the specified plans, computed as of December 31, 2013, the same pension plan measurement date used for financial reporting purposes with respect to our 2013 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 61.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Gloria M. McCarthy	WellPoint Cash Balance Pension Plan B	39.58	$1,028,360	$0
	Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan	39.58	$1,782,553	$0
	Total		$2,810,913	$0

(1)	Assumptions used in the calculation of the amounts in this column are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 20, 2014.

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Executive Compensation (continued)

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)($)	WellPoint Contributions in Last Fiscal Year(2)($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year End(3)($)
Joseph R. Swedish	$0	$0	$0	—	$0
John Cannon	$105,933	$67,949	$41,546	—	$641,773
Wayne S. DeVeydt	$48,980	$42,984	$271,028	—	$1,260,948
Kenneth R. Goulet	$83,845	$42,890	$487,608	—	$2,249,498
Richard C. Zoretic	$0	$0	$0	—	$0
Gloria M. McCarthy	$149,815	$71,381	$490,888	—	$3,515,856

(1)	These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column reflect all nonqualified deferred compensation for each NEO. Portions of such amounts are included in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for all applicable years for each NEO.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon a termination of employment, except at noted below. The NEOs would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2013. Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Total Additional Post Termination Payment & Benefit Value
Joseph R. Swedish
Change in control related(4)	$9,750,000	$2,510,625	$12,949,812	$162,000	$26,132	$15,000	$25,413,569
Company initiated (not for cause) or good reason termination by employee(5)	$6,250,000	$2,510,625	$5,402,816	$108,000	$17,421	$15,000	$14,303,862
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$2,510,625	$0	$0	$0	$0	$2,510,625
Death	$0	$2,510,625	$12,949,812	$0	$0	$0	$15,460,437
Long Term Disability	$0	$2,510,625	$12,949,812	$0	$0	$0	$15,460,437
For Cause	$0	$0	$0	$0	$0	$0	$0
John Cannon
Change in control related(4)	$4,680,000	$1,059,580	$12,874,382	$90,000	$26,132	$15,000	$18,745,094
Company initiated (not for cause) or good reason termination by employee(5)	$3,000,000	$1,059,580	$5,227,519	$60,000	$17,421	$15,000	$9,379,520
Retirement(6)	$0	$1,059,580	$0	$0	$0	$0	$1,059,580
Resignation(7)	$0	$1,059,580	$0	$0	$0	$0	$1,059,580
Death	$0	$1,059,580	$12,874,382	$0	$0	$0	$13,933,962
Long Term Disability	$0	$1,059,580	$12,874,382	$0	$0	$0	$13,933,962
For Cause	$0	$0	$0	$0	$0	$0	$0

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Executive Compensation (continued)

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits (3)	Total Additional Post Termination Payment & Benefit Value
Wayne S. DeVeydt
Change in control related(4)	$4,680,000	$1,094,497	$12,798,012	$90,000	$26,132	$15,000	$18,703,641
Company initiated (not for cause) or good reason termination by employee(5)	$3,000,000	$1,094,497	$0	$60,000	$17,421	$15,000	$4,186,918
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$1,094,497	$0	$0	$0	$0	$1,094,497
Death	$0	$1,094,497	$12,798,012	$0	$0	$0	$13,892,509
Long-term disability	$0	$1,094,497	$12,798,012	$0	$0	$0	$13,892,509
For cause	$0	$0	$0	$0	$0	$0	$0
Kenneth R. Goulet
Change in control related(4)	$4,680,000	$927,506	$8,156,701	$90,000	$26,132	$15,000	$13,895,339
Company initiated (not for cause) or good reason termination by employee(5)	$3,000,000	$927,506	$0	$60,000	$17,421	$15,000	$4,019,927
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$927,506	$0	$0	$0	$0	$927,506
Death	$0	$927,506	$8,156,701	$0	$0	$0	$9,084,207
Long-term disability	$0	$927,506	$8,156,701	$0	$0	$0	$9,084,207
For cause	$0	$0	$0	$0	$0	$0	$0
Richard C. Zoretic
Change in control related(4)	$2,912,000	$1,166,514	$4,520,609	$0	$0	$0	$8,599,123
Company initiated (not for cause) or good reason termination by employee(8)	$2,800,000	$1,166,514	$877,062	$0	$0	$0	$4,843,576
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$1,166,514	$0	$0	$0	$0	$1,166,574
Death	$0	$1,166,514	$4,520,609	$0	$0	$0	$5,687,123
Long-term disability	$0	$1,166,514	$4,520,609	$0	$0	$0	$5,687,123
For cause	$0	$0	$0	$0	$0	$0	$0
Gloria M. McCarthy
Change in control related(4)	$3,793,920	$824,664	$4,624,356	$90,000	$26,132	$15,000	$9,374,072
Company initiated (not for cause) or good reason termination by employee(5)	$2,432,000	$824,664	$4,624,356	$60,000	$17,421	$15,000	$7,973,441
Retirement(6)	$0	$824,664	$4,624,356	$0	$0	$0	$5,449,020
Resignation(7)	$0	$824,664	$4,624,356	$0	$0	$0	$5,449,020
Death	$0	$824,664	$4,624,356	$0	$0	$0	$5,449,020
Long-term disability	$0	$824,664	$4,624,356	$0	$0	$0	$5,449,020
For cause	$0	$0	$0	$0	$0	$0	$0

(1)	For all NEOs, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule except that for Mr. Cannon, the October 1, 2012 and March 1, 2013 restricted stock grants related to his Interim CEO position will continue to vest after a company-initiated (not for cause) or good reason termination. For Mr. Swedish, the April 1, 2013 sign-on grant of RSUs will continue to vest upon a company-initiated (not for cause) or good reason termination and one-third of his other 2013 equity awards will also continue to vest upon a company-initiated (not for cause) or good reason termination. For Mr. Zoretic, grants made prior to the Amerigroup acquisition will vest upon a company initiated (not for cause) or good reason termination. The March 1, 2013 retention grant to Mr. DeVeydt does not continue to vest upon retirement. Only Ms. McCarthy is currently retirement eligible under the Incentive Plan, therefore, her equity awards continue to vest upon a company-initiated (not for cause) or good reason termination or if she resigns. The amounts in this column represent: (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the NEO that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2013, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock units and performance share units, the value of the unvested units held by the NEO that would vest upon the indicated termination, which is calculated by multiplying the number of such shares or units by the market price of a share of our common stock on December 31, 2013.
(2)	Estimate based on the average Company cost per employee for these coverages.
(3)	Represents outplacement services available under our policy.

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Executive Compensation (continued)

(4)	These amounts apply to a termination following a change in control that is a company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. Except for Mr. Zoretic, all NEOs are participants in the Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 300% of base salary plus target AIP award, (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three year continuation of health and life insurance coverage. Mr. Zoretic has an employment agreement which provides the following benefits for this termination event: (1) a severance benefit of 200% of base salary plus target AIP award; (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment; and (3) an annual AIP award equal to the greater of the annual target AIP award or the AIP award earned under the normal terms of the AIP plan for the year.
(5)	Executive is a participant in the Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 200% of salary plus target AIP award, (2) a payment equal to 200% of the annual value of executive benefits, and (3) a two year continuation of health and life insurance coverage.
(6)	Mr. Cannon is eligible for retirement treatment under the AIP, but not our Incentive Plan. Ms. McCarthy is eligible for retirement treatment under both plans. No other NEOs are currently retirement eligible.
(7)	Participants in the AIP are eligible for an incentive payment if they work through the end of the plan year, December 31. As this table assumes a resignation on December 31, 2013, a full AIP payout is considered earned. If the executive had resigned earlier in 2013, he or she would not be eligible for an incentive payment under the AIP.
(8)	Mr. Zoretic has an employment agreement which provides for severance benefits equal to the greater of 200% of salary plus target AIP award or $2,300,000.

The NEOs would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

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Compensation Plans

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 150%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2013, the amounts earned by our NEOs under the AIP were paid in cash under the WellPoint Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event a non-executive participant is part of a reduction in force in the fourth quarter of the year, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint Incentive Compensation Plan

In May 2009, our shareholders approved the amended and restated Incentive Plan, which plan was formerly known as the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). The 2006 Stock Plan was approved by our shareholders in May 2006. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 60,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the 2006 Stock Plan or the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 19, 2009 and May 16, 2006, respectively. From and after May 19, 2009, no further grants or awards were made under the 2006 Stock Plan.

Anthem 2001 Stock Incentive Plan

The 2001 Plan was approved by our shareholders in May 2003 and gave the Compensation Committee the authority to make incentive awards consisting of stock options, restricted stock and restricted stock units to our directors, executives and associates. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP. From and after May 16, 2006, no further grants or awards were made under the 2001 Plan.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, employees of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, our shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock

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Compensation Plans (continued)

purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determine the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate is permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 95% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

The Stock Purchase Plan was suspended in 2011 in connection with our broader efforts to reduce the general and administrative expenses of the Company. Effective January 1, 2014, the Stock Purchase Plan is no longer suspended.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2013 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2013	9,675,417	$66.2820	31,001,569

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.
(2)	Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 10,030,768 shares to be issued upon the exercise of outstanding stock options as of December 31, 2013. The weighted average exercise price of these options was $65.3788. Excludes 129,487 shares to be issued upon the exercise of outstanding stock options under the WellPoint Health Networks Inc. 1999 Stock Incentive Plan and the Cobalt Corporation Equity Incentive Plan as of December 31, 2013. The weighted average exercise price of these options was $41.8043. Also excludes 115,095 shares to be issued upon the exercise of outstanding stock options under the WellChoice, Inc. 2003 Omnibus Incentive Plan as of December 31, 2013. The weighted average exercise price of these options was $34.8408. Also excludes 3,689 shares to be issued upon the exercise of outstanding stock options as of December 31, 2013 under the Resolution Health, Inc. 2003 Stock Plan assumed by us as part of the acquisition of Resolution Health, Inc. on April 15, 2008. The weighted average exercise price of these options was $8.6709. Also excludes 107,080 shares to be issued upon the exercise of outstanding stock options and 490,431 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the Amerigroup 2009 Equity Incentive Plan assumed by us as part of the acquisition of Amerigroup as of December 31, 2013. The weighted average exercise price of these options was $44.9090. We also had 3,642,187 unvested shares of restricted stock outstanding as of December 31, 2013.
(3)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options.” Includes 24,903,813 shares at December 31, 2013 available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the Incentive Plan. Includes 6,097,756 shares of common stock at December 31, 2013 available for issuance under the Stock Purchase Plan. The Stock Purchase Plan was suspended effective January 1, 2011 and effective January 1, 2014 the Stock Purchase Plan is no longer suspended.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents receiving $18,000 per year in cash credits. Effective January 1, 2014, senior vice presidents will receive $12,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

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Compensation Plans (continued)

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint, Inc. Executive Salary Continuation Plan

We maintain the WellPoint, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2013, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s eligible earnings that he or she contributed. Annual earnings for executives is made up of base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2013, associates could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 25 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

Amerigroup 401(k) Plan

The Amerigroup Corporation Retirement Savings Plan 401(k) (the “Amerigroup 401(k) Plan”) was available to all Amerigroup associates who became WellPoint employees as a result of the merger until the end of 2013 on the terms and conditions of the Amerigroup 401(k) Plan. Provided through Prudential Retirement, the Amerigroup 401(k) Plan offered 15 different investment options. Amerigroup associates could begin participation in the Amerigroup 401(k) Plan following 30 days of service. During 2013, employees participating in the Amerigroup 401(k) Plan could contribute up to $17,500 and if an employee is over age 50, he or she could contribute up to an additional $5,500.

During 2013, the Company made contributions in an amount equal to 100% of the first 1% of compensation that an employee contributes, and 50% on each subsequent percentage of compensation that an employee contributes, up to the first 6%. Therefore, contributing 6% of an employee’s before-tax salary would entitle the employee to the maximum company match allowed by the Amerigroup 401(k) Plan of 3.5%. The company match was deposited into the employee’s account each bi-weekly pay period. An employee must contribute each bi-weekly pay period to receive the match. Employees may contribute up to 100% of their pay and are 100% vested in the company match after two years of employment. Employees are always immediately vested in their own contributions. Participants who choose to contribute at a contribution rate of less than 6% will have their contribution rate automatically increased by 1% on an annual basis, up to a limit of 6%, unless they choose to opt-out of this automatic feature. Effective December 31, 2013, the Amerigroup 401(k) Plan was merged into the 401(k) Plan.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

During 2013, eligible executive participants began participation in the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reached the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed 60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that

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Compensation Plans (continued)

his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions were matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

During 2013, non-executive eligibility for participation is determined annually by reviewing prior compensation. Eligible non-executive participants began participation in the Deferred Compensation Plan once their compensation exceeds the limit established by Section 401(a)(17) of the Tax Code. An eligible non-executive participant could defer a percentage not to exceed 5% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan. Effective January 1, 2014, all participants in the Deferred Compensation Plan will be eligible based on a review of compensation and all participants will be eligible to defer up to 60% of eligible earnings and be eligible to defer amounts under the AIP as described in the first paragraph above.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan except that our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which, in general, credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the NEOs, except Ms. McCarthy, received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, employees who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of January 1, 2006, the maximum amount was $215,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match is three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires us to invest, earmark, or set aside its general assets in any specific manner.

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Compensation Plans (continued)

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the NEOs is a Rule of 65 Participant, except Ms. McCarthy. Effective January 1, 2011, the Pension Plan was entirely frozen and we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B. Effective January 1, 2012, the Pension Plan was renamed the WellPoint Cash Balance Pension Plan A.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Upon the freeze of the Empire Supplemental Pension Plan, most active participants did not continue to accrue benefits, except for those participants who were active associates on December 31, 2006 and whose age (in complete years) plus years of pension service (in complete years) was greater than or equal to 65. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

WellPoint, Inc. 2014 Proxy Statement  |  65

Compensation Plans (continued)

Employment Agreement

Richard C. Zoretic

In July 2012, we entered into an employment agreement with Mr. Zoretic in connection with our acquisition of Amerigroup, which agreement became effective upon the closing of that transaction on December 24, 2012 and was subsequently amended in April 2013. The agreement has a term of two years and then Mr. Zoretic will be offered participation in the WellPoint, Inc. Executive Agreement Plan as described below.

During the term of his employment agreement, Mr. Zoretic will receive an annual base salary of at least $575,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 100% of his base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary is subject to review for increase annually. Target incentive bonus opportunity is subject to review for increase (but not decrease below 100%) by our Board or Compensation Committee. See “Executive Compensation — Compensation Discussion and Analysis.” He also will receive an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of his employment agreement, Mr. Zoretic is also entitled to participate in the employee benefit plans provided to our other senior executives.

Mr. Zoretic’s employment will terminate upon his death, disability (as defined in our long-term disability plan), termination by us with or without cause, or termination by him for “good reason” (as defined below). In the event of a termination of Mr. Zoretic’s employment by us, other than for cause, or by Mr. Zoretic for good reason, he will receive, subject to execution of a waiver and release of claims in favor of us, a severance benefit in an amount equal to the greater of (1) two times the sum of his annual base salary plus his target annual incentive, or (2) $2,300,000, paid in a lump sum payment.

Under the terms of the employment agreement, Mr. Zoretic could be terminated for “cause” for any act or failure to act on his part which constitutes (1) fraud, embezzlement, theft or dishonesty against us, (2) material violation of law in connection with or in the course of his duties or employment with us, (3) commission of a felony or crime involving moral turpitude, (4) any violation of the restrictive covenants described below, (5) any other material breach of the agreement, (6) material breach of any written employment policy of the Company, (7) conduct which tends to bring the Company into substantial public disgrace or disrepute, or (8) material violation of the our Standards of Ethical Business Conduct. Mr. Zoretic could terminate his employment with us for “good reason” under the employment agreement if there occurs: (1) a material reduction in his annual base salary or his annual total cash compensation (including base salary and target annual incentive), unless such reduction is applied equally and proportionally to substantially all management employees, (2) a material adverse change without his prior consent in his position, duties, or responsibilities, (3) a material breach of the agreement by us, (4) a change in his principal work location to a location more than fifty miles from his prior work location, or (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement.

In addition, after a change in control, in the event that Mr. Zoretic’s employment is terminated by us other than for cause or by Mr. Zoretic for good reason, Mr. Zoretic will be eligible for the benefits under the WellPoint, Inc. Executive Agreement Plan pursuant to a change in control as if he were a participant in the WellPoint, Inc. Executive Agreement Plan, except that all of the restrictive covenants provided for therein will be replaced by the restrictive covenants contained in his employment agreement.

Mr. Zoretic has agreed that during his employment and for 12 months following his termination of employment unless his employment is terminated by us without cause or by Mr. Zoretic for good reason, he cannot (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. He has also agreed that during his employment and indefinitely following his termination of employment for any reason, he will preserve our confidences, and not disparage us, and during his employment and for 12 months thereafter he will cooperate with us. In the event of a material and willful violation by Mr. Zoretic of such covenants, and in addition to equitable relief for us in such event, he will forfeit the severance benefit payable upon a termination of his employment by us without cause or by him for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Zoretic.

66  |  WellPoint, Inc. 2014 Proxy Statement

Compensation Plans (continued)

Other Executive Severance Arrangements

WellPoint, Inc. Executive Agreement Plan

The WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Human Resources Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is an executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies;

(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or

(8)	a material violation of the Company’s Standards of Ethical Business Conduct;

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

WellPoint, Inc. 2014 Proxy Statement  |  67

Compensation Plans (continued)

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services, if available to current executives, and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction.

Participants who were executive vice presidents or senior vice presidents as of April 1, 2009 were also, in certain circumstances, entitled to full tax gross-up for taxes on excess parachute payments. This full tax gross-up benefit was eliminated from the Executive Agreement Plan effective March 1, 2012.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

68  |  WellPoint, Inc. 2014 Proxy Statement

Compensation Plans (continued)

Messrs. Cannon, DeVeydt and Goulet, and Ms. McCarthy participate in the Executive Agreement Plan. In addition, Mr. Swedish became a participant in the Executive Agreement Plan upon commencing employment on March 25, 2013, with two definitional distinctions for the first two years of his employment: subsection (7) of the “cause” definition reads “conduct which brings the Company into substantial public disgrace; and subsection (1) of the “good reason” definition reads “a material reduction during any twenty-four month period in Executive’s Annual Salary, or in Executive’s annual total cash compensation (including Annual Salary and Target Bonus, but excluding for this purpose the one-time “make whole payment” set forth in the Offer Letter.)”.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Cannon, DeVeydt, Goulet and Swedish and Ms. McCarthy are parties to the Plan Employment Agreement.

WellPoint, Inc. 2014 Proxy Statement  |  69

Proposal No. 4 Shareholder Proposal to Request the Board of Directors to Amend the By-Laws to Prohibit Political Contributions

We have been informed that Harrington Investments, Inc. (“Harrington”), 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 100 shares of our common stock, intends to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of Harrington. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

WHEREAS:

•	The role of money in politics is a highly contentious issue.
•	The company has spent $8.2M in 2012 on state and federal lobbying activities.[1]
•	Corporations that donate directly from corporate funds have operating characteristics consistent with firms with growth and free cash flow problems, yet engage in less R&D and investments.[2]
•

Studies indicate that political spending creates conflict between shareholders and managers.[2] The Proponent and many other shareholders believe that corporate funds should focus on producing innovative goods and services for the 67 million individuals served by the company.[3]

•

Political contributions can negatively affect the company’s reputation with customers and shareholders. According to the Bannan Communications research study, 79% of people polled would refuse to buy a company’s product or services to protest a company’s political spending while 65% would sell stock in the company.[4] Over half of those polled would ask their employer to remove the company from their retirement account.[5]

RESOLVED:

The shareholders request that the board of directors amend the bylaws to include a policy prohibiting the use of corporate funds for any political election or campaign, including direct or indirect contributions to candidates, and corporate expenditures for electioneering communications.

SUPPORTING STATEMENT:

The proponent believes this policy should include any direct or indirect contribution that is intended to influence the outcome of an election or referendum. It should also prohibit the use of trade associations or non-profit corporations that channel our company’s contributions or membership dues to influence the outcome of any election or referendum. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

By prohibiting corporate political contributions our Company will provide leadership to reduce the corrupting influence of money in politics to delegitimize the practice of “pay to play”.

Donating company funds to political candidates’ and public officials’ campaigns does not insure or guarantee that our special interests will be protected and/or expanded, and therefore is not in the best interests of our shareholders and certainly does not increase shareholder value, company credibility or integrity.

(1)“Political Contributions and Related Activity Report”, last modified 2012, http://www.wellpoint.com/prodcontrib/groups/wellpoint/@wp_about_government/documents/wlp_assets/pw_e194125.pdf

(2) Aggarwal Rajesh, “Corporate Political Contributions: Investment or Agency?” (University of Minnesota, 2012).

(3) “WellPoint Inc. Fact Sheet”, last modified October 2013, http://www.wellpoint.com/prodcontrib/groups/wellpoint/@wp_news_main/documents/wlp_assets/pw_d014892.pdf

(4) “New Poll: Americans condemn high levels of corporate political spending, overwhelmingly support strong transparency and accountability reforms”, last modified October 2012, http://www.citizen.org/pressroom/pressroomredirect.cfm?ID=3748

(5) “Citizens Actually United: The Bi-Partisan Opposition to Corporate Political Spending And Support for Common Sense Reform”, last modified October 2012, http://www.demos.org/publication/citizens-actually-united-bi-partisan-opposition-corporate-political-spending-and-support

70  |  WellPoint, Inc. 2014 Proxy Statement

Proposal No. 4 Shareholder Proposal to Request the Board of Directors to Amend the By-Laws to Prohibit Political Contributions (continued)

The Board of Directors recommends a vote AGAINST this proposal.

A fixed policy barring the Company from participating in the political process would undermine our ability to advocate public policy solutions that best serve our customers, our stakeholders, our associates and our communities. Health care is an increasingly regulated and legislated industry at both the federal and state levels. We believe that participation in the public policy process is critical to our core business because legislative and regulatory health care decisions made at the federal and state levels of government have a direct impact on our ability to serve our customers and compete in the marketplace. Advocacy is an important means of maintaining a viable operating environment and enhancing shareholder value, and we believe it best serves our business interests by creating a more informed policymaking process.

Our participation in the public policymaking process, including political contributions, is overseen by our Board of Directors who must have the flexibility to exercise its business judgment in a manner that it reasonably believes is in the Company’s and shareholders’ best interests. The Board of Directors has approved our Policy on Participation in the Public Policy Process, which governs our actions in the policymaking process and which can be found at www.wellpoint.com/AboutWellPoint/GovernmentRelations/PoliticalContributions/index.htm. This policy provides that the senior vice president of Public Affairs is responsible for managing our participation in the public policy process. In addition, the policy requires that the Audit Committee of the Board of Directors review, at least annually, our political strategy, contributions and activities to promote compliance with this internal policy, as well as with federal, state and local laws and regulations governing the public policy process. Finally, we publish on our website annually an extensive Political Contributions & Related Activity Report, available through the above web address, which provides an itemized report of contributions made to candidates and political committees.

We believe that our current policies and disclosures, including the robust oversight provided by our Board of Directors and management, are important safeguards that allow for effective and responsible participation in the political process which is critical to our business and enhancing shareholder value. Therefore, we believe that adoption of the shareholder proposal would be contrary to the best interests of the Company and its shareholders.

The approval or disapproval of the shareholder proposal will be determined by the vote of a majority of the votes cast on such proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the shareholder proposal to be approved.

Recommendation

For the reasons described above, the Board of Directors recommends a vote AGAINST this proposal.

By Order of the Board of Directors,

Kathleen S. Kiefer

Corporate Secretary

WellPoint, Inc. 2014 Proxy Statement  |  71

Annex A

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income Per Share,” (or Adjusted EPS) a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Years Ended
(In millions, except per share data)	December 31, 2013	December 31, 2012	Change
Net income	$2,489.7	$2,655.5	(6.2%)
Add / (Subtract) — net of related tax effects:
Net realized gains on investments	(176.7)	($217.7)
Other-than-temporary impairment losses on investments	64.3	24.6
Loss on extinguishment of debt	94.4	—
Tax benefit from favorable tax election	(65.0)	—
Acquisition and integration related costs	16.3	68.4
Impairment of intangible assets	164.5	—
Litigation related costs	—	24.0
Income tax settlements	—	(140.1)
Tax impact of non-deductible litigation related costs	—	41.4
Net adjustment items	$97.8	($199.4)

Adjusted net income	$2,587.5	$2,456.1	5.3%

Net income per diluted share	$8.20	$8.18	0.2%
Add / (Subtract) — net of related tax effects:
Net realized gains on investments	(0.58)	(0.67)
Other-than-temporary impairment losses on investments	0.21	0.07
Loss on extinguishment of debt	0.31	—
Tax benefit from favorable tax election	(0.21)	—
Acquisition and integration related costs	0.05	0.21
Impairment of intangible assets	0.54	—
Litigation related costs	—	0.07
Income tax settlements	—	(0.43)
Tax impact of non-deductible litigation related costs	—	0.13
Net adjustment items	0.32	(0.62)

Adjusted net income per diluted share	$8.52	$7.56	12.7%

A-1  |  WellPoint, Inc. 2014 Proxy Statement

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2014 (May 12 for 401(k) shares).
Vote by Internet
• Go to www.envisionreports.com/wlp
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card.
A	Election of Directors — The Board of Directors recommends a vote FOR each of the nominees.							+
1. Election of Directors for a three-year term:
	For	Against	Abstain		For	Against	Abstain

1a - R. Kerry Clark	☐	☐	☐	1b - Robert L. Dixon, Jr.	☐	☐	☐

1c - Lewis Hay, III	☐	☐	☐	1d - William J. Ryan	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2014.					For ☐	Against ☐	Abstain ☐

3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐
C	Proposals — The Board of Directors recommends a vote AGAINST Proposal 4.
4. If properly presented at the meeting, to vote on a shareholder proposal to request the Board of Directors to amend the By-Laws of WellPoint, Inc. to prohibit political contributions.					For ☐	Against ☐	Abstain ☐

Annual Meeting of Shareholders

Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana 46202

Wednesday, May 14, 2014

Registration and Seating Available at 7:30 a.m. Eastern Daylight Time

Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time

Please plan to arrive early as there will be no admission after the meeting begins.

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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PROXY VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS	+

Wednesday, May 14, 2014

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 14, 2014. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1, 2, 3 and AGAINST Proposal 4.

By signing this PROXY, you revoke all prior proxies and appoint Wayne S. DeVeydt and Kathleen S. Kiefer or either of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of WellPoint, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 12, 2014. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 12, 2014, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete the reverse side of this card, sign, and date below and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/wlp.

Please mark your vote on the reverse side and date and sign below.

D	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right	☐
if you plan to attend the
Annual Meeting.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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